Exhibit 4.25

Private & confidential

Dated: 12th March, 2020

ALPHA BANK A.E.

(as lender)

- and -

CALIFORNIA 19 INC. and

CALIFORNIA 20 INC.

(as joint and several borrowers)

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$37,660,000

Theo V. Sioufas & Co.

Law Offices

Piraeus

SCHEDULES

1.	Form of Drawdown Notice

2.	Form of Insurance Letter

3.	Form of Designation Notice

THIS AGREEMENT is dated the 12th day of March, 2020 and made BETWEEN:

(1)

ALPHA BANK A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece, as lender (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	(a)

CALIFORNIA 19 INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Borrower A”); and

(b)

CALIFORNIA 20 INC., a company duly incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (and includes its successors) (the “Borrower B” and together with the Borrower A hereinafter called the “Borrowers”, which expression shall include their respective successors)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and Purpose

(a)

Amount: This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrowers, on a joint and several basis, a secured term loan facility in the amount of up to the lesser of (i) Dollars Thirty seven million six hundred sixty thousand ($37,660,000) (up to $18,830,000 per Vessel), and (ii) 50% of the aggregate Contract Price of the Vessels and shall be made available by way of two (2) Advances, each in relation to a Vessel and in the aggregate not exceeding the lesser of (i) 37,660,000 and (ii) 50% of the aggregate Contract Price of the Vessels, all as provided in Clause 2.6 (Amount, Timing, limitation and purpose of Advances); and

(b)	Purpose: The Loan proceeds shall be used for the purpose of financing on a post-delivery basis part of the Contract Price of each Vessel.

1.2	Definitions

Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounts Pledge Agreement” means an agreement to be entered into between the Borrowers and the Lender for the creation of a pledge over the Operating Accounts in favour of the Lender, in form and substance as the Lender may approve or require , as the same may from time to time be amended and/or supplemented;

“Advance” means each borrowing of a portion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Affiliate” means, in relation to any person, a subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Alternative Rate” means a rate agreed between the Lender and the Borrowers on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6 (Market disruption – Non Availability);

“Approved Manager” in relation to each Vessel means for the time being Central Mare Inc., a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and having an established office in Greece under Greek laws at 1, Vassilissis Sofias Str. & Meg. Alexandrou Str. Maroussi, Attica, Greece, and/or any other person nominated by the Owner and acceptable to the Lender, which shall act as the commercial and technical manager of that Vessel, and includes its successors in title;

“Approved Manager’s Undertaking” in relation to each Vessel means a first priority letter of undertaking and subordination to be executed by the Approved Manager, in favour of the Lender, such Approved Manager’s Undertaking to be and in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Approved Manager’s Undertakings”);

“Approved Shipbrokers” means any first class independent firm of internationally known shipbrokers, appointed by or acceptable to the Lender at its discretion and includes their respective successors in title and “Approved Shipbroker” means any of them;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignable Charterparty” means in relation to a Vessel, any time or bareboat charterparty (irrespective of the duration of such bareboat charterparty), consecutive voyage charter or contract of affreightment or related document in respect of the employment of that Vessel having a duration (or capable of exceeding a duration) of more than 12 months  whether now existing or hereinafter entered or to be entered into by the Owner (or any person, firm or company on its behalf) thereof with a charterer, at a daily rate and on terms and conditions acceptable to the Lender (and shall include any addenda thereto), and includes the Clearlake Charterparties (together the “Assignable Charterparties”);

“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by Lenders);

“Availability Period” means, in respect of each Advance, the period starting on the date hereof and ending on the earlier of:

(a)	the 30th day of April, 2020 (or until such later date as the Lender may agree in writing); or

(b)	the date on which the whole Commitment in relation to that Advance, has been advanced by the Lender to the Borrowers, or

(c)

the date on which the Commitment in relation to that Advance is reduced to zero pursuant to Clauses 3.6 (Market disruption – Non Availability), 9.2 (Consequences of Default – Acceleration), 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Balloon Instalment” has the meaning given in Clause 4.1 (Repayment);

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Athens and Piraeus and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement;

“Basel III Accord” means:

(a)

the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

“Beneficial Shareholder(s)” means in respect of each of the Borrowers and the Corporate Guarantor, the person or persons disclosed to the Lender as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons or members of his/her direct family are legal and beneficial owners) of 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) of the shares and 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) the voting rights attaching to those shares and the legal ownership of those shares in that Borrower or, as the case may be, the Corporate Guarantor;

“Borrowed Money” means Financial Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Financial Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;

“Borrowers” means jointly and severally the Borrower A and the Borrower B as specified at the beginning of this Agreement and “Borrower” means either of them as the context may require;

“Borrower’s Equity” in relation to a Vessel means the part of the Contract Price payable to the Seller pursuant to the Contract of such Vessel which is due but is not being funded by the Advance for that Vessel pursuant to this Agreement which should be deposited (not later than two (2) Banking Days before the proposed Drawdown Date of that Advance) with the Lender for further payment to the Seller;

“Builder” means, Hyundai Mipo Dockyard Co., Ltd., a company duly organised and existing under the laws of the Republic of Korea, having its registered office at 100, Bangeojinsunhwan-Doro, Dong-Gu, Ulsan 44113, Korea, and includes its successors in title;

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin) which the Lender should have received for the period from the date of receipt of all or any part of an Advance the Loan or any other amount due and payable but unpaid by a Security Party under the Finance Documents (the “Unpaid Sum”) to the last day of the current Interest Period in relation to an Advance, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Banking Day following receipt or recovery and ending on the last day of that Interest Period;

“Charterparty Assignment” means, in relation to a Vessel, an assignment of the rights of its Owner under any Assignable Charterparty executed or to be executed by its Owner in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and, “Charterparty Assignments” means all of them;

“Classification Society” means such classification society which is a member of IACS (other than the China Classification Society and the Russian Maritime Registry of Shipping)  and which the Lender shall, at the request of the Borrowers, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Clearlake Charterparty” in relation to each Vessel means the time charter made between the Owner thereof, as owners, and Clearlake Shipping Pte Ltd, of Singapore, as charterers (the “Charterer”), as charterer, for the time chartering of that Vessel for a minimum period of 5+1+1 years at a rate of $17,400/day-$18,650/day-$19,900/day respectively, as amended and/or supplemented from time to time (and shall include any further addenda thereto) (together, the “Clearlake Charterparties”);

"Clearlake Sub-Charter" in relation to each Vessel means any sub time charter or other contract of employment made between the Charterer as head charterer and any other charterer for the time chartering of that Vessel amended and/or supplemented from time to time (and shall include any further addenda thereto);

“Commitment” means the amount which the Lender agreed to lend to the Borrowers under Clause 2.1 (Commitment to Lend) as reduced by any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 7th February, 2020 addressed by the Lender to the Borrowers and accepted by them on 17th February, 2020, and shall include any amendments or addenda thereto;

“Compulsory Acquisition” in relation to a Vessel means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of that Vessel, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity or other competent authority, or by any person or persons claiming to be or to represent any Government Entity, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Agreement;

“Contract” in relation to each Vessel means the shipbuilding contract dated 4th December, 2018 made between the Builder, as builder and seller and Central Shipping Inc., of the Marshall Islands (the “Original Buyer”), as buyer, as the same was amended and supplemented from time to time by the various addenda thereto and as the same was novated by a Novation Agreement dated 6th June, 2019 and made between the Original Buyer, the Owner of that Vessel as New Buyer, and the Builder, relating to the construction and sale by the Builder, and the purchase by that Owner of the relevant Vessel and as the same may be further amended and supplemented from time to time;

“Contract Price” in relation to each Vessel means the purchase price for such Vessel payable by the Buyer thereof to the Builder in accordance with the Contract relative to that Vessel, being the sum of Thirty eight million seventy five thousand Dollars ($38,075,000) or such other sum as is determined in accordance with the terms and conditions of that Contract;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the Corporate Guarantor in the form agreed in writing between the Borrowers and the Lender, as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means Central Mare Inc., a company duly incorporated under the laws of the Republic of the Marshall Islands, whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, a corporation lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and/or any other person nominated by the Borrowers and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of the Lender;

“Credit Support Provider” means any person (other than the Borrowers) described as such in the Master Agreement;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“Delivery” in relation to each Vessel means the delivery of that Vessel from the Builder to, and the acceptance of that Vessel by, the relevant Borrower pursuant to the Contract relative thereto;

“Delivery Date” in relation to each Vessel means the date upon which the Delivery of that Vessel occurs;

“Designated Transaction" means a Designated Transaction which fulfils the following requirements:

(c)	it is entered into by a Borrower pursuant to the Master Agreement with the Swap Bank;

(d)

its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date; and

(e)

it is designated by the Borrowers, by delivery by the Borrowers to the Swap Bank of a notice of designation in the form set out in Schedule 3 (Form of Designation Notice), as a Designated Transaction for the purposes of the Finance Documents;

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” in relation to each Advance means the date, being a Banking Day, requested by the Borrowers for that Advance to be made available, or (as the context requires) the date on which that Advance is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Early Termination Date” shall have, in relation to any continuing Designated Transaction, the meaning ascribed to it in the Master Agreement;

“Earnings” in relation to a Vessel means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof and which arise out of the use or operation of that Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to the Owner thereof in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel and any other earnings whatsoever due or to become due to the Owner thereof in respect of that Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever that Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to that Vessel;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Affiliate” means any agent or employee of any of the Borrowers or any other Relevant Party or any person having a contractual relationship with any of the Borrowers or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $800,000 (or the equivalent in any other currency) per Vessel per incident or (ii) one or more claims for damages, compensation, fines, penalties or any other payment of any kind, the subject matter of which exceeds $800,000 (or the equivalent in any other currency) in aggregate, whether such claim or claims are in relation to one or more Vessels and whether resulting from one incident or a series of incidents;

“Environmental Incident” means (i) any release of Material of Environmental Concern from a Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Vessel, the Borrowers (or any of them) or the Approved Manager are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and where a Vessel is actually or potentially liable to be arrested as a result and/or where the Borrowers (or any of them) or the Approved Manager are actually or allegedly at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship  (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any other of the Finance Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)

all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrowers or any of them in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)

interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender);

“Facility Period” means the period commencing on and including the date hereof and terminating on and including the date upon which Outstanding Indebtedness has been paid in full to the Lender;

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other associated official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” in relation to each Advance means the date falling five (5) years after the Drawdown Date of that Advance;

“Finance Documents” means, together, this Agreement, the Master Agreement, the Security Documents and any other document designated in writing as such by the Lender and the Borrowers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)

under a lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor other than any liability in respect of a lease or hire purchase contract which would, in accordance with generally acceptable accounting principle in force prior to 1 January 2019, have been treated as an operating lease;

(e)

under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrowers, each period of one (1) year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(f) (Financial statements) are or ought to be prepared;

“Flag State” means in relation to each Vessel, the Republic of the Marshall Islands or such other state or territory designated in writing by the Lender, at the request of its Owner, as being the “Flag State” of such Vessel for the purposes of the Security Documents;

“General Assignment” means, in relation to each Vessel, the first priority assignment of the Earnings, Insurances and Requisition Compensation, executed or (as the context may require) to be executed by the relevant Owner thereof in favour of the Lender, in the form agreed in writing between the Borrowers and the Lender, as the same may from time to time be amended and/or supplemented (together, the “General Assignments”);

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed (other than any FATCA Deductions), either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Insurance Letter” in relation to a Vessel means a letter from the Owner thereof in the form of Schedule 2 (Form of Insurance Letter);

“Insurances” in relation to a Vessel means all policies and contracts of insurance (including, without limitation, all entries of such Vessel in a protection and indemnity, hull and machinery, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner (whether in the sole name of its Owner or in the joint names of its Owner and the Lender) in respect of such Vessel and its earnings or otherwise howsoever in connection with such

Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan  or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Banking Day the Borrowers shall pay the accrued interest on the first Banking Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:

(a)

“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)

the DOC and SMC issued by a classification society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessels within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain each Vessel’s or each Owner’s compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” in relation to a Vessel means an International Ship Security Certificate issued in respect of such Vessel pursuant to the ISPS Code;

“Lender” means the Lender as specified in the beginning of this Agreement, and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrowers;

“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)

the applicable Screen Rate at or about 11.45 a.m. (London time) on  the Quotation Day for Dollars and for a period equal in length to the Interest Period then applicable to the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause3.6(d) (Negotiation of alternative rate of interest),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“Loan” means the aggregate principal amount of the Advances borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount owing to the Lender under this Agreement at any time;

“Major Casualty” in relation to a Vessel means any casualty to such Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means Eight hundred thousand Dollars ($800,000) or the equivalent in any other currency;

“Management Agreement” in relation to each Vessel means the agreement made between the Owner thereof, as owner, and the Approved Manager, as commercial technical manager, of that Vessel providing (inter alia) for the Approved Manager to manage that Vessel (together, the “Management Agreements”);

“MAPI” has the meaning given in Clause 10.9 (MII and MAPI costs);

“Margin” means three percent (3%) per annum;

“Market Value” in relation to a Vessel means the market value of such Vessel as determined in accordance with Clause 8.5(b) (Valuation of Vessels);

“Master Agreement” means the ISDA Master Agreement (as approved and issued by the International Swaps and Derivatives Association Inc. in its 2002 version) (Multicurrency - Crossborder) form as modified (or any other form of master agreement relating to interest or currency exchange transactions)) made or to be made between the Swap Bank and the Borrower, and includes the Schedule thereto and all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the Master

Agreement and any amending, supplementing or replacement agreements made from time to time, such master agreement to be applicable if and when a Transaction according to this Agreement is mutually agreed by the Swap Bank and the Borrowers;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrowers to the Lender under the Master Agreement;

“Master Agreement Swap Assignment” means a security assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Lender, in the form agreed in writing between the Borrowers and the Lender, as the same may from time to time be amended and/or supplemented;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Lender, adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Borrowers and/or any other Security Party taken as a whole;

(b)

the ability of any of the Borrowers and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any Finance Document;

“MII” has the meaning given in Clause 10.9 (MII and MAPI costs);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” in relation to a Vessel means the first preferred ship mortgage or, as the case may be, first priority ship mortgage and the deed of covenant supplemental thereto on such Vessel to be executed by the Owner thereof in favour of the Lender in the form agreed in writing between the Borrowers and the Lender, as the same may from time to time be amended and/or supplemented (together, the “Mortgages”);

“Mortgaged Vessel(s)” means the Vessel(s) which remain mortgaged in favour of the Lender pursuant to this Agreement at any relevant time hereunder;

“Operating Account” means the account to be opened and maintained in the name of each Owner with the Lending Office or with any other branch of the Lender or any other office of the Lender or with such other bank as the Borrowers may request and the Lender may approve (at its sole discretion) or as may be required by and at the discretion of the Lender pursuant to Clause 13.7 (Relocation of Operating Accounts) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrowers, to which (inter alia) all Earnings of the relevant Vessel and/or any other moneys are to be paid in accordance with the provisions of this Agreement and/or the relevant General Assignment and/or any of the other Finance Documents (together, the “Operating Accounts”);

“Operating Expenses” means, in relation to a Vessel, the voyage and operating expenses of that Vessel, including, but not limited to, the expenses for operating, crewing, victualing, insuring, maintaining, repairing and generally trading that Vessel (and if applicable, voyage expenses), the expenses for spares, administration and management of that Vessel (inclusive of the management fees) as well as the reserves that the Borrowers, acting reasonably, consider necessary for the commercial operation of that Vessel and the costs of intermediate and special surveys and dry docking of that Vessel;

“Operator” means any person who is from time to time during the relevant Security Period concerned in the operation of the Vessels (or any of them) and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon and (b) the Master Agreement Liabilities, and all other sums of any nature (including the Expenses) (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Lender or the Swap Bank (as applicable) pursuant to the Finance Documents, whether actually or contingentlyand (d) any damages payable as a result of any breach by the Borrowers of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owner” in relation to a Vessel means the owner of such Vessel as specified in the definition of the Vessels in this Clause 1.2 (together, the “Owners”);

“Party” means a party to this Agreement;

“Permitted Security Interest” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to such Vessel not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in such Vessel is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major

Casualty Amount provided that (i) either that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on such Vessel or her earnings for the cost of such work or (ii) the previous consent of the Lender shall have been obtained (which consent shall not be unreasonably withheld);

(f)

any Security Interest created in favour of a plaintiff, claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledged Deposit” has the meaning ascribed thereto in Clause 8.1(j) (Pledged Deposit);

“Quotation Day” means, in respect of any Interest Period in respect of which an interest rate is to be determined, the date falling two (2) Banking Days before the first day of that Interest Period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);

“Registry” in relation to a Vessel means the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised to register such Vessel, its Owner’s title thereto and the relevant Mortgage over such Vessel under the laws and flag of the relevant Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Related Company” means any company or other entity which is a Subsidiary of the Borrowers and any Subsidiary of any such company or entity;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Party” means each Borrower and each Borrower's Related Companies (if any);

“Relevant Ship” means the Vessels and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, by any Relevant Party;

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation, compliance with which is reasonable in the ordinary course of business of the Borrowers (or any of them), any other Security Party and the Lender or to which the Borrowers, any other Security Party and the Lender are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; or

(e)	the Flag State; or

(f)

the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions, including as at the date of this Agreement, Iran, Sudan, Syria, Crimea, North Korea and Cuba;

“Sanctions Restricted Person” means a person or vessel:

(a)

that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the target or subject of Sanctions;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrowers;

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrowers, materially changed;

(b)	(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(v)	in the opinion of the Lender and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Security Documents” means:

(a)	the Accounts Pledge Agreement;

(b)	the Approved Manager’s Undertakings;

(c)	the General Assignments;

(d)	the Mortgages;

(e)	the Charterparty Assignment in respect of each Clearlake Charterparty;

(f)	the Corporate Guarantee;

(g)	any Credit Support Document;

(h)	the Master Agreement Swap Assignment; and

(i)

any other agreement or document (whether creating a Security Interest or not) that may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers to the Lender pursuant to this Agreement and any other moneys from time to time owing or payable by the Borrowers under or in connection with this Agreement and/or any of the other documents referred to in this definition, as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer and/or retention arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement arrangements having a similar effect) or other encumbrance of any kind or the security rights of a plaintiff under an action in rem or any right conferring a priority of payment in respect of any obligation of any person;

“Security Party” means each Borrower, the Corporate Guarantor, the Approved Manager and any other person (other than the Lender, the Charterer and any charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them, as the context may require;

“Security Period” means, in relation to a Vessel, the period commencing on and including the date hereof (or where the context may require, the Delivery Date relating to that Vessel) and terminating on and including the earlier of: (a) the date on which that Vessel ceases to be a Mortgaged Vessel or (b) the last day of the Facility Period;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrowers) which is at any relevant time not less than two hundred percent (200%) of the Loan;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate Market Value of the Mortgaged Vessels as most recently determined in accordance with Clause 8.5(b) (Valuation of Vessels);

“Seller” means the Builder;

“SMC” means a safety management certificate issued in respect of the Vessels in accordance with rule 13 of the ISM Code;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person;

“Swap Bank” means the Lender acting through its Lending Office or any other nominated office or branch as counter party in any Designated Transaction;

“Swap Exposure” means, as at any relevant date, the amount certified by the Lender to the Borrowers to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Lender under (and calculated in accordance with) Section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Lender;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;

"Test Date" has the meaning given to it in Clause 8.5(b);

“Total Loss” means, in relation to a Vessel:

(a)	actual, constructive, compromised or arranged total loss of that Vessel; or

(b)

the Compulsory Acquisition of that Vessel unless it is within 45 sixty (60) days from the date of such occurrence redelivered to the full control of the Borrower, or if there is in place loss of hire insurance that will allow the relevant Borrower to continue to receive Earnings during such period of the Compulsory Acquisition, the period shall be extended to 180 days or such shorter period (not being less than 60 days) as is covered by the loss of hire insurance policy; or

(c)

the condemnation, capture, seizure, confiscation, arrest or detention of that Vessel (other than where the same amounts to the Compulsory Acquisition of that Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, unless that Vessel be released and restored to the Owner thereof from such condemnation, capture, seizure, confiscation arrest or detention or within sixty (60) days after the occurrence thereof; or

(d)

the hijacking, capture, seizure or confiscation of that Vessel arising as a result of a piracy or related incident unless that Vessel be released and restored to the Owner thereof from such hijacking, capture, seizure or confiscation within one hundred and twenty (120) days after the occurrence thereof;

“Total Loss Date” means, in relation to a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; And

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Vessel with that Vessel's insurers in which the insurers agree to treat that Vessel as a total loss;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“Transaction” means a Transaction entered into between the Lender and the Borrowers pursuant to the Master Agreement for the express purpose of hedging all or part of the Borrowers’ interest rate risk pursuant to this Agreement;

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“US” means the United States of America;

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	(other than as disclosed to the Lender) a Borrower or a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“Vessels” means:

(a)

the product/chemical tanker motor vessel designated on the date of this Agreement as Hull No. 2751 at the Builder’s yard constructed and sold by the Builder to the Borrower A pursuant to the relevant Contract, having IMO No. 9226009 and to be registered on the Delivery Date for that Vessel in the ownership of the Borrower A as owner ("Owner A") through the Registry under the laws and flag of the relevant Flag State, with the name “ECO YOSEMITE PARK" (the “Vessel A”); and

(b)

the product/chemical tanker motor vessel designated on the date of this Agreement as Hull No. 2752 at the Builder’s yard constructed and sold by the Builder to the Borrower B pursuant to the relevant Contract, having IMO No. 9226009 and to be registered on the Delivery Date for that Vessel in the ownership of the Borrower B as owner ("Owner B" and together with Owner A, the "Owners") through the Registry under the laws and flag of the relevant Flag State, with the name “ECO JOSHUA PARK" (the “Vessel B”), in each case, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel,

(the Vessel A and the Vessel B hereinafter together called the “Vessels”, and “Vessel” means any of them, as the context may require);

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation or UK Bail-In Legislation:

(i)

any powers under that Bail-In Legislation or, as the case may be, UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

1.3	(ii) any similar or analogous powers under that Bail-In Legislation or UK Bail-In Legislation.Interpretation

In this Agreement:

(a)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(b)

subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(c)	where the context so admits, words in the singular include the plural and vice versa;

(d)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(e)

references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(f)

references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(g)

references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender, and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrowers;

(h)

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority or organisation and includes (without limitation) any or Basel III Regulation;

(i)	references to any person include such person’s assignees and successors in title; and

(j)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

1.4	Construction of certain terms

In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

"continuing", in relation to any Default or any Event of Default, means that the Default or the Event of Default has not been remedied or waived;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(b)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over the share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;

“document” includes a deed; also a letter or fax;

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“liquidation”, “winding up”, “dissolution”, or “administration” of person or a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5	Same meaning

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.6	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.7	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrowers in two (2) Advances and upon and subject to the terms of this Agreement the amount specified in Clause 1.1 (Amount and Purpose) and the Borrowers shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrowers and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption – Non Availability), cannot be revoked without the prior consent of the Lender.

2.3	Drawdown Notice and commitment to borrow

Subject to the terms and conditions of this Agreement, each Advance shall be made to the Borrowers on the Drawdown Date for that Advance following receipt by the Lender from the Borrowers of a Drawdown Notice not later than 10 a.m. (London time) on two (2) Banking Days before the proposed Drawdown Date (which shall be a Banking Day falling within the Availability Period relating to that Advance), unless the Lender otherwise approves.  A Drawdown Notice shall be effective on actual receipt thereof by the Lender and, once given, shall, subject as provided in Clause 3.6 (Market disruption – Non Availability), be irrevocable.

2.4	Number of advances agreed

The Commitment shall be advanced to the Borrowers by two (2) Advances and any amount of the Commitment in respect of an Advance which has not been advanced to the Borrowers on the Drawdown Date for that Advance shall be cancelled and may not be borrowed by the Borrowers at a later date.

2.5	Disbursement

Upon receipt of the relevant Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in the relevant Drawdown Notice, make the relevant Advance available to the Borrowers, and payment to the Borrowers shall be made to the account which the Borrowers specify in the relevant Drawdown Notice.

2.6	Amount, Timing, limitation and purpose of Advances

(a)	The Commitment: The aggregate amount of the two (2) Advances in respect of the Commitment shall not exceed at any time hereunder Thirty seven million six hundred sixty thousand Dollars ($37,660,000).

(b)	The Advances:

(i)	the amount of the Advance relative to Vessel A shall not exceed the lesser of:

aa)	Eighteen million eight hundred thirty thousand Dollars ($18,830,000); and

bb)	Fifty per cent (50%) of the Contract Price of the Vessel A; and

(ii)	the amount of the Advance relative to Vessel B shall not exceed the such amount which when aggregated with the amount of Advance A shall not exceed the lesser of:

aa)	Thirty seven million six hundred sixty thousand Dollars ($37,660,000); and

bb)	Fifty per cent (50%) of the aggregate amount of the Contract Prices of both Vessels;

(c)

Application of Advance proceeds: The Borrowers shall procure that the proceeds of each Advance shall be applied in or towards payment to the Seller of part of the final instalment of the Contract Price for the relevant Vessel to which such Advance relates falling due on the relevant Delivery Date, and shall be made when such instalment has become due and payable.

(d)

Borrower’s Equity: The Borrowers undertake to furnish the Lender prior to the drawdown of each Advance with (inter alia) satisfactory evidence to the Lender that the Borrower’s Equity in respect of the final instalment of the Contract Price of the Vessel relative thereto will be duly and promptly paid to the Seller through the Lender together with the that Advance.

(e)	Conditions: Drawdown of each Advance is subject to fulfillment to the Lender's satisfaction of all of the relevant conditions precedent set out in Clause 7 (Conditions precedent).

2.7	Application of proceeds - No responsibility of the Lender

Without prejudice to the Borrowers’ obligations under Clause 8.1(d) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.8	Termination date of the Commitment

Any part of the Commitment in respect of an Advance undrawn and uncancelled at the end of the Availability Period relating to that Advance shall thereupon be automatically cancelled.

2.9	Evidence

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the payment or non-payment of any amount.  Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.10	Cancellation

The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Banking Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender under Clause 2.3 (Drawdown Notice and commitment to borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers.  Any such notice of cancellation, once given, shall be irrevocable.  Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.10 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

2.11	No security or lien from other person

Neither of the Borrowers has taken or received, and each of the Borrowers undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrowers under this Agreement and the Security Documents have been paid in full, none of the Borrowers will take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.12	Disbursement of the Commitment to Seller’s Bank

(a)

Notwithstanding the foregoing provisions of this Clause 2, in the event that an Advance is required to be drawn down prior to the satisfaction of the requirements of Clause 7 (Conditions precedent) and remitted to the Seller’s bank in accordance with the relevant clause of the relevant Contract (hereinafter the “Seller’s Bank”), the Lender may in its absolute discretion agree to remit such amount to the Seller’s Bank prior to the satisfaction of the requirements of Clause 7 (Conditions precedent) expressly subject to the following conditions:

(i)	such amount is remitted to the Seller’s Bank to be held by it in an account in the Lender’s name and/or to the order of the Lender, to be held in a separate account (the “deposit account”);

(ii)

the principal amount (the “deposited amount”) of such funds will only be released to the Seller strictly in accordance with the Lender’s instructions set out in the SWIFT payment instructions (together herein, the “SWIFT Instructions”) of the Lender to the Seller’s Bank;

(iii)

the deposited amount so released may be used only for payment to the account of the Seller in satisfaction of the balance of the Contract Price of the Vessel relative to that Advance (for the purposes of this Clause 2.12, the “Relevant Vessel”); and

(iv)	in the event that:

aa)	none of the said amount so remitted is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or any part thereof is not so released, or

bb)

the Seller’s Bank fails to remit (or to order the remittance, as applicable) the said amount and any earned interest to the Operating Account and/or any other account designated by the Lender in accordance with the SWIFT Instructions:

(1) the continued failure of the Seller’s Bank to comply with the SWIFT instructions shall be deemed to be an Event of Default for the purposes of this Agreement and (2) the Borrowers shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of any cost transferred to the Lender in relation to the deposited amount from the date of payment thereof to the Seller’s Bank to the date of disbursement of the deposited amount to the Seller or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Seller’s Bank.

(v)

Without prejudice to the obligations of the Borrowers to indemnify the Lender on demand, the Lender shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller’s Bank (provided that prior to taking such action the Borrowers shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.12(a)(iv)) the Lender shall, so long as no Event of Default has occurred and is continuing, pay to the Borrowers the amount so recovered after subtracting any tax suffered or incurred thereon or Expenses incurred by the Lender.

(vi)

The Lender shall have no liability whatsoever to the Borrowers or any other person for any loss caused by the Seller’s Bank’s failure for any reason whatsoever to remit the said amount and any earned interest to the designated account or to comply fully in accordance with the SWIFT Instructions.

(vii)

Any amounts remitted by the Seller’s Bank to the Lender and returned pursuant to this Clause 2.12 will be applied as follows, and express authority is hereby given by the Borrowers to the Lender to make such application, in case the purchase of the Relevant Vessel has been canceled or delayed these amounts together with the amount of the Pledged Deposit, shall be applied in or towards prepayment of the Outstanding Indebtedness in full, and the remaining amount (if any) shall be freely available to the Borrowers;

(viii)	provided that if any such amount so returned is not a part of the amount of the Loan but part of the relevant Borrower’s Equity such amount shall be freely available to that Borrower.

The provisions of Clause 4.4 (Amounts payable on prepayment) shall apply to any prepayment of the Loan made under this Clause 2.12.

2.13	Hedging Strategy-Swap Designated Transactions

(a)

If, at any time during the Facility Period, the Borrowers wish to enter into any Designated Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations), it shall advise the Lender in writing requesting the Lender’s consent, and no such transaction shall be concluded without the Lender’s prior written consent.

(b)

Any such Designated Transaction shall be entered into pursuant to the hedging strategy discussed with the Lender pursuant to Clause 2.13(a) and shall be concluded with the Swap Bank under the Master Agreement, provided, however, that no such swap Designated Transaction or such other derivative transaction shall be concluded with any other counterparty (other than the Lender) unless the Lender first agrees to it in writing. If and when any such Designated Transaction derivative transaction or instrument has been concluded or executed with the Swap Bank, it shall constitute a Designated Transaction, and the Borrowers shall sign a Confirmation with the Swap Bank.

3.	INTEREST

3.1	Normal Interest Rate

The Borrowers shall pay interest on each Advance (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the Alternative Rate.

3.2	Selection of Interest Period

(a)

Notice: The Borrowers may by notice received by the Lender not later than 10:00 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall (subject to Clause 3.3(a) have a duration of one (1) or two (2) or three (3) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

(b)	Non-availability of matching deposits for Interest Period selected: If, after the

Borrowers by notice to the Lender have selected an Interest Period longer that three (3) months, the Lender notifies the Borrowers on the same Banking Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences, that Interest Period shall be of such duration as the Lender may advise the Borrowers in writing.

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrowers pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)

Initial Interest Period: the initial Interest Period in respect of the first Advance to be drawn will commence on the Drawdown Date of that Advance and end on the last day of the first Interest Period and each subsequent Interest Period in respect of that Advance will commence forthwith upon the expiry of the preceding Interest Period for that Advance. The initial Interest Period for the second Advance to be drawn will commence on the Drawdown Date of that Advance and may, at the Borrowers' option (in order for Interest Periods for both Advances to be consolidated) end on the last day of current Interest Period for the other Advance and each subsequent Interest Period in respect of that Advance will commence forthwith upon the expiry of the preceding Interest Period for that Advance;

(b)	Last Interest Period: the last Interest Period for each Advance shall terminate on the Final Repayment Date for that Advance;

(c)

Failure to notify: if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrowers provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3, provided, always, that:

(i)

any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii)

if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.

3.4	Default Interest

(a)

Default interest: If the Borrowers fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrowers shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period.  The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel), 8.5(a)(i), 12.1 (Unlawfulness) and 12.2 (Increased Cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption – Non Availability), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Margin and (ii) the Alternative Rate.

(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every 6 months and shall be payable on demand.

(c)

Application to Master Agreement:  For the avoidance of doubt, this Clause 3.4 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

3.5	Notification of Interest and interest rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion. In case that the Lender fails to notify the Borrowers as above, such failure will not affect the validity of the determination of the Interest Period and Interest Rate made pursuant to this Clause 3 and neither constitute nor will be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption – Non Availability

(a)

Market Disruption Event - Notification: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a “Determination Notice”) to the Borrowers stating the circumstances falling within Clause 3.6(c) (Meaning of “Market Disruption Event”) which have caused its notice to be given and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may reasonably select.

(b)

Suspension of drawdown: If the Determination Notice is given before the Commitment (or a part thereof) is advanced, the Lender's obligation to make the Commitment (or a part thereof) available shall be suspended while the circumstances referred to in the Determination notice continue.

(c)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period no Screen Rate is available for LIBOR for Dollars; and/or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the Screen Rate for such Interest Period; and

(iii)

before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

(d)

Negotiation of alternative rate of interest:  If the Determination Notice is served after an Advance is borrowed, the Borrowers and the Lender shall enter into negotiations (for a period of not more than 15 days after the date on which the Lender serves the Determination Notice (the “Negotiation Period”) and shall use reasonable endeavours to agree, an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned. During the Negotiation Period the Lender shall set an Interest Period and interest rate representing the Cost of Funding of the Lender in Dollars, in each case as determined by the Lender, of the Loan plus the Margin.

(e)

Application of agreed alternative rate of interest: Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall be binding on the Lender and all Security Parties and shall take effect in accordance with the terms agreed.

(f)

Alternative basis of interest in absence of agreement: If the Lender and the Borrowers will not enter into negotiations as provided in Clause 3.6(d) (Negotiation of alternative rate of interest) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender and the Borrowers and the Lender are unable to agree a suitable alternative basis, the Lender shall continue to set the following

Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period until such time as the circumstances specified in Sub-Clause 3.6(a) (Market Disruption Event) shall no longer exist, whereupon the normal rate of interest shall apply.

(f)

Notice of prepayment: If the Borrowers do not agree with an interest rate set by the Lender under Clause 3.6(e) (Alternative basis of interest in absence of agreement), the Borrowers may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(g)

Prepayment; termination of Commitment: A notice under Clause 3.6(f) (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender, the Borrowers, if the Commitment has already been advanced, shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and no Advance shall be made to the Borrowers under this Agreement thereafter.

(h)	Application of prepayment: The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.7	Replacement of Screen Rate

(a)	If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(ii)

(1)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(2)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(3)	implementing market conventions applicable to that Replacement Benchmark;

(4)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(5)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers to repay each Advance, jointly and severally in one amount on the Final Maturity Date for that Advance.

provided that (a) on the Final Maturity Date the Borrowers shall also pay to the Lender any and all other monies then due and payable under this Agreement and the other Finance Documents and (b) if the Final Maturity Date shall fall on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.

4.2	Voluntary Prepayment

The Borrowers shall have the right, to prepay without premium or penalty, part or all of the Loan in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided that:

(a)

the Lender shall have received from the Borrowers not less than five (5) days’ prior notice in writing (which shall be irrevocable) of their intention to make such prepayment and specify the account and the date on which such prepayment is to be made;

(b)	such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan;

(c)	each such prepayment shall be equal to One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of the Loan;

(d)	any prepayment of less than the whole of the Loan will be applied in or towards pro-rata reduction of the Advances;

(e)	every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement;

Provided always that if the Borrowers shall, subject always to Clause 4.2(a), make a prepayment on a Banking Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.3	Compulsory Prepayment in case of Total Loss or sale of a Vessel

(a)	Total Loss of a Vessel: On a Mortgaged Vessel becoming a Total Loss:

(i)

prior to the advancing of the Advance relative to that Mortgaged Vessel, the obligation of the Lender to make available that Advance shall immediately cease and the Commitment in respect of that Advance shall be reduced to zero; or

(ii)

in case that Advance has been already made, on on the earlier of the date falling one hundred and eighty (180) days after the Total Loss Date and the date of receipt by the Lender of the insurance proceeds relating to such Total Loss, the Borrowers shall prepay to the Lender the Advance relative to the Mortgaged Vessel so lost in full together with the amounts payable under Clause 4.4 (Amounts payable on prepayment) and the Borrowers shall thereupon be obliged to make such repayment of that Advance and such amounts.

(b)

Sale or refinancing of a Mortgaged Vessel:  In the event of a sale or other disposal of any Mortgaged Vessel or in case of refinancing of a Mortgaged Vessel by another bank or financial institution or if the Borrowers request the Lender’s consent for the discharge of the Mortgage registered on a Mortgaged Vessel the Borrowers shall prepay to the Lender the Advance relative to the Mortgaged Vessel so sold or refinanced in full together with the amounts payable under Clause 4.4 (Amounts payable on prepayment) and the Borrowers shall thereupon be obliged to make such prepayment of that Advance and such amounts and upon receipt of prepayment of such amounts, the Lender shall, at the Borrowers' request and expense, release all Security Documents which relate to the Vessel which has been sold;

provided, however, that if the relevant Mortgaged Vessel so lost or sold or otherwise disposed of is the last Mortgaged Vessel, then the full amount of the insurance or, as the case may be, the sale proceeds shall apply against repayment of the Outstanding Indebtedness and additionally the Borrowers shall pay to the Lender the balance (if any) of the Outstanding Indebtedness.

4.4	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)

accrued interest on the amount of the Loan to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption – Non Availability) at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 5.3 (Gross Up);

(c)

all other sums payable by the Borrowers to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any cost arising from unwinding any then existing Designated Transaction under Clause 4.5(b) (Unwinding of Designated Transactions) and 4.5(g) Clause (Consequences of Designated Transactions being terminated), and any amounts payable under Clause 10 (Indemnities - Expenses – Fees); and

(d)

in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.5	Master Agreement, Repayments and Prepayments

(a)

Unwinding of Designated Transactions:  Notwithstanding any provision of the Master Agreement to the contrary, in the case of a prepayment of all or part of the Loan (including, without limitation, upon a Total Loss or sale in accordance with Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of the Vessel) or under Clause 8.5(a) (Security shortfall)), then subject to Clause 4.5(c) (Mismatch between Loan and Designated Transactions) the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to request that the Borrowers and the Swap Bank amend, supplement, wholly or partially reverse, offset, unwind, cancel, close out, net out, liquidate, or otherwise terminate one or more of the continuing Designated Transactions or transfer or assign all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine and both the Swap Bank and the Borrowers’ continuing obligations under any Designated Transaction and/or the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers it practicable by reference to the amended repayment schedule for the Loan taking into account the fact that less than the full amount of the Loan remains outstanding, so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 4.1(Repayment-Prepayment).

(b)

Mismatch between Loan and Designated Transactions due to compulsory prepayment: If any amount of the Loan remains outstanding following a prepayment under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction in an amount not wholly matched with or linked to all or part of the Loan, the Borrowers shall within ten (10) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Lender in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document.

(c)

Indemnity: The Borrowers shall on the first written demand of the Lender indemnify the Lender from time to time in respect of all liabilities, losses, costs and expenses (including, but not limited to, legal costs and expenses) suffered, incurred or sustained by the Lender arising in any way in relation to the exercise by the Lender of its rights under this Clause 4.5 and/or as a consequence of or in relation to the effecting of any matter or transactions referred to in this Clause 4.5 together (in each case) with interest at the Default Rate from the date of the Lender's demand until the date on which the Lender receives payment or reimbursement, before or after any relevant judgment.

(d)

Commitment not drawn – Termination of Designated Transaction(s):  Notwithstanding any provision of the Master Agreement to the contrary, if for any reason, a Designated Transaction has been entered into but the Commitment (or any part thereof) is not drawn down under this Agreement then, subject to Clause 4.5(f) (Consequences of Designated Transactions being terminated) the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to request that the Borrowers and the Swap Bank amend, supplement, wholly or partially reverse, offset, unwind, cancel, close out, net out, liquidate, or otherwise terminate one or more of the continuing Designated Transactions or transfer or assign all or any part of the rights, benefits and obligations created by such Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine.

(e)

Commitment not drawn down – Obligation to provide additional security:  If a Designated Transaction has been entered into but the Commitment (or any part thereof) has not been drawn down under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction, the Borrowers shall within ten (10) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form, be constituted by such documentation and be entered into between such parties, as the Lender in its absolute discretion may approve or require, and each document comprising such additional security shall constitute a Credit Support Document for the purposes of the Master Agreement and/or otherwise.

(f)

Consequences of Designated Transactions being terminated: Without prejudice to or limitation of the obligations of the Borrowers under Clause 4.5(c) (Mismatch between Loan and Designated Transactions), in the event that the Lender exercises any of its rights under Clauses, 4.5(a) (Unwinding of Designated Transactions due to compulsory prepayment), 4.5(c) (Indemnity) or 4.5(e) (Commitment not drawn – Termination of Designated Transaction(s)) and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

(g)	Consent required: No Designated Transaction will be entered into without the specific consent of the Lender.

(h)

Unwinding of Designated Transactions:  If required by the Swap Bank, on or prior to any repayment or prepayment under this Clause 4 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 4.1 (Repayment).

(i)

Prepayment of Swap Benefit:  If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agrees that such payment  shall be deposited into the Operating Accounts, unless an Event of Default has occurred and is continuing, in which case such amount may, in the sole discretion of the Swap Bank, instead be applied in prepayment of the Loan in accordance with the provisions of Clause 4.4 (Amounts payable on prepayment) and the Borrowers hereby irrevocably authorise the Swap Bank to pay such amount to the Agent for such purpose.

5.	PAYMENTS, TAXES AND COMPUTATION

5.1	Payment - No set-off or Counterclaims

(a)

All payments to be made by the Borrowers under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3 (Gross Up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)

in Dollars (except for charges or expenses which shall be paid in the currency in which they are incurred), not later than 10:00 a.m. (London time) on the Banking Day on which the relevant payment is due under the terms of this Agreement; and

(ii)

to such account and at such bank as the Lender may from time to time specify for this purpose by written notice to the Borrowers, reference: “California 19 Inc./California 20 Inc./Loan Agreement dated: 12th March, 2020” provided, however, that the Lender shall have the right to change the place of account for payment, upon five (5) Banking Days’ prior written notice to the Borrowers.

(b)

If at any time it shall become unlawful or impracticable for the Borrowers (or any of them) to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrowers may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrowers to the Lender under this Agreement or the other Finance Documents.

5.2	Payments on Banking Days

All payments due shall be made on a Banking Day.  If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the immediately following Banking Day unless such Banking Day falls in the next calendar month, in which case payments shall fall due and be made on the immediately preceding Banking Day.

5.3	Gross Up

(a)

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment subject to Governmental Withholdings, the Borrowers shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings. The Borrowers shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

(b)

For the avoidance of doubt, Clause 5.3(a) does not apply in respect of any FATCA Deductions or sums due from the Borrowers to the Lender under or in connection with the Master Agreement in respect of any continuing Designated Transaction as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

5.4	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrowers under Clause 5.3 (Gross up) then, without in any way limiting the rights of the Lender under Clause 5.3 (Gross up), the Lender shall use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the Security Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

5.5	Claw-back of Tax benefit

If, following any such deduction or withholding as is referred to in Clause 5.3 (Gross-up) from any payment by the Borrowers, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Borrowers having made any increased payment in accordance with Clause 5.3 (Gross-up) and to the extent that the Lender can do so without prejudicing its retention of the amount of such credit or remission and without prejudice to the right of the Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as the Lender shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of the credit or remission has been received by it, provided, always, that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)

nothing in this Clause shall oblige the Lender to rearrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time or to disclose any information regarding its tax affairs and computations;

(c)

nothing in this Clause shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Borrowers (or any of them) have/has made an increased payment under this Clause;

(d)	any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Borrowers; and

(e)	without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 5.5, be entitled to enquire about the Lender’s tax affairs.

5.6	Loan Account

All sums advanced by the Lender to the Borrowers under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrowers. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement.  In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.7	Computation

All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrowers jointly and severally represent and warrant to the Lender that;

(a)

Due Incorporation/Valid Existence:  Each of the Borrowers and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Finance Documents and does not have a place of business in the United Kingdom or the United States of America;

(b)

Due Corporate Authority:  Each of the Borrowers has power to execute, deliver and perform its obligations under the Finance Documents to which is or is to be a party and to borrow the Commitment, to enter into Designated Transactions under the

Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is or is to be a party and each of the other Security Parties has power to execute and deliver and perform its/his obligations under the Finance Documents to which it/he is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrowers (or any of them) to borrow will be exceeded as a result of borrowing the Loan;

(c)

No conflict with other obligations:  the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers (or any of them) or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers (or any of them) or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrowers (or any of them) or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or any of them) or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrowers (or any of them) or any other Security Party;

(d)

Financial Condition:  the financial condition of the Borrowers (or any of them) and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

(e)

No Immunity:  neither the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(f)

Shipping Company:  each of the Borrowers and the Approved Manager is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(g)

Licences/Authorisation:  every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrowers are aware;

(h)	Perfected Securities: the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)	constitute the relevant Security Party's legal, valid and binding obligations enforceable against that Security Party in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(ii)

create legal, valid and binding Security Interests (having the priority specified in the relevant Finance Document) enforceable in accordance with their respective terms over all the assets and revenues intended to be covered to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally;

(i)

No third party Security Interests: without limiting the generality of Clause 6.1(i) (Perfected Securities), at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(i)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(ii)

no third party will have any Security Interests (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates; and

(j)

Valid Choice of Law:  the choice of law agreed to govern this Agreement and/or any other Finance Document and the submission to the jurisdiction of the courts agreed in each of the Finance Documents are or will be, on execution of the respective Finance Documents, valid and binding on each of the Borrowers and any other Security Party which is or is to be a party thereto.

6.2	Initial representations and warranties

The Borrowers further jointly and severally represent and warrant to the Lender that:

(a)

Direct obligations - Pari Passu: the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)

Information:  all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not materially misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the Directors/Officers or shareholders of the Borrowers there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted international accounting principles, standards and practices which have been consistently applied;

(c)

Litigation: no litigation or arbitration, tax claim or administrative proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrowers (or any of them) or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or any of them) or any other Security Party, which, if adversely determined, would have a Material Adverse Effect of any of them;

(d)	No Default: no Default has occurred and is continuing;

(e)

No Taxes:  except in respect of any FATCA Deduction, no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Finance Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents or any document or instrument to be executed or delivered hereunder or thereunder.  In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(f)

No Default under other Financial Indebtedness:  neither of the Borrowers nor any other Security Party is in Default under any agreement relating to Financial Indebtedness to which it is a party or by which it is or may be bound;

(g)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels: each Vessel on the Delivery Date thereof will be:

(i)

in the absolute and free from Security Interests (other than in favour of the Lender) ownership of the Owner thereof who is and will on and after the Drawdown Date or, as the case may be, the Delivery Date be the sole legal and beneficial owner of that Vessel;

(ii)	registered in the name of the Owner thereof through the relevant Registry of the port of registry of the Flag State under the laws and flag of the Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)

classed with a Classification Society member of IACS, which has been approved by the Lender in writing and such classification is and will be free of all requirements and recommendations of such Classification Society;

(v)	insured in accordance with the provisions of this Agreement and the relevant Mortgage;

(vi)	managed by the Approved Manager; and

(vii)	in full compliance with the ISM and the ISPS Code;

(h)

No Charter:  save for the relevant Clearlake Charterparty and any relevant Clearlake Sub Charter and save as otherwise permitted in writing by the Lender, neither of the Vessels will on or before the relevant Delivery Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the relevant Delivery Date would have required the consent of the Lender under any of the Finance Documents and there will not on or before the relevant Delivery Date be any agreement or arrangement whereby the Earnings of that Vessel may be shared with any other person;

(i)

No Security Interests: neither Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the relevant Drawdown Date or, as the case may be, the relevant Delivery Date, be subject to any Security Interests other than Permitted Security Interests or otherwise permitted by the Finance Documents;

(j)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	each Borrower and, to the best of its knowledge and belief, its Related Companies have complied with the provisions of all Environmental Laws;

(ii)	each Borrower and, to the best of its knowledge and belief, its Related Companies have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)

neither the Borrowers nor, to the best of its knowledge and belief, any of their respective Related Companies have received notice of any Environmental Claim that the Borrowers or any of their respective Related Companies are not in compliance with any Environmental Law or any Environmental Approval;

(k)	No Environmental Claims: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)

there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against either Borrower or its Vessel or that Borrower’s Related Companies or any other Relevant Ship; and

(ii)

there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessels or any other Relevant Ship or any vessel owned by, managed or crewed by or chartered to either Borrower which could give rise to an Environmental Claim;

(l)

Copies true and complete: the copies of the Contracts and the Management Agreements delivered or to be delivered to the Lender pursuant to Clause 7.1 (Conditions precedent to the execution of this Agreement) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(m)	DOC and SMC: in relation to each Vessel the DOC applicable to the Approved Manager and the SMC applicable to that Vessel are presently in full effect;

(n)

Compliance with ISM Code: each Vessel will comply on the relevant Drawdown Date or, as the case may be, the relevant Delivery Date, and the Operator complies with, the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of each relevant Vessel shall remain valid on the relevant Drawdown Date or, as the case may be, the relevant Delivery Date and thereafter throughout the relevant Security Period;

(o)

Compliance with ISPS Code:  each Borrower will have upon Delivery a valid and current ISSC in respect of its Vessel and will comply on Delivery and the Operator complies with the requirements of the ISPS Code and the ISSC which shall be issued in respect of that Vessel on Delivery and which shall remain valid thereafter throughout the relevant Security Period;

(p)	Shareholdings:

(i)	all the shares in each Borrower are legally and beneficially held directly or indirectly by the Beneficial Shareholders disclosed to the Lender before signing of this Agreement; and

(ii)

no change of control has been made directly or indirectly in the ownership, beneficial ownership, or management of either Borrower or any share therein or of either Vessel and at least 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) of the shares and voting rights in each Borrower or, as the case may be, the Corporate Guarantor will remain throughout the Security  Period in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender before signing of this Agreement unless otherwise permitted by the Lender;

(q)	No US Tax Obligor: (other than as disclosed to the Lender) none of the Security Parties is a US Tax Obligor;

(r)	Sanctions: none of the Security Parties:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iii)

no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers, or any of them (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

(s)

Taxes paid: each of the Borrowers has paid all taxes applicable to, or imposed on or in relation to itself, its business or its Vessel except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(t)	No default under a Contract: neither Borrower is in default under any of its obligations under the Contract relative thereto;

(u)

Contract Valid:  the copy of the Contract to be delivered to the Lender shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms and no amendments thereto or variations thereof shall have been (or will be) agreed nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable; and

(v)

No Rebates: there will be no commissions, rebates premiums or other payments by or to or on account of either Borrower or any other Security Party or, to the knowledge of the Borrowers, any other person in connection with the Contracts (or either of them) other than as shall be disclosed to the Lender by the Borrowers in writing.

(w)

No Notarisation/Filing/Recording:  save for the registration of any Mortgage in the appropriate shipping Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents.

6.3	Money laundering - acting for own account

Each of the Borrowers further jointly and severally represents and warrants and confirms to the Lender that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; each of the Borrowers is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; each of the Borrowers confirms that, by entering into this Agreement and the other Finance Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which each of the Borrowers is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and/or the Approved Manager to the Lender are true and accurate.

6.5	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2 (Initial representations and warranties)) shall be deemed to be repeated by the Borrowers:

(a)	on the date of service of the Drawdown Notice;

(b)	on the Drawdown Date; and

(c)	on each Interest Payment Date throughout the Facility Period,

as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender, shall have received, not later than two (2) Banking Days before the day on which the first Drawdown Notice is given, the following documents and evidence in form and substance satisfactory to the Lender:

(a)

Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)

Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority and/or at the discretion of the Lender signed by the secretary or a director of each of them respectively, stating the corporate body which binds every one of them, the officers and/or the directors of each of them and containing specimens of their signatures;

(c)

Shareholding: a statement to the Lender confirming the identity of the Beneficial Shareholder(s) of each of the Borrowers in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender; in the event that the Lender agrees (at its sole discretion) that a Borrower may have a corporate shareholder, the conditions set out in Sub-clauses (a) (Constitutional Documents), (b) (Certificates of incumbency), (d) (Resolutions) and (e) (Powers of Attorney) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(d)

Resolutions: minutes of separate meetings of the directors and (if required) shareholders of each of the Borrowers and the Security Parties at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant Security Party is or is to be a party;

(e)

Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)

Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(g)	Fees: evidence that the fees referred to in Clause 10.14 (Arrangement Fee) have been paid in full;

(h)	DOC: a copy of the DOC applicable to each Operator certified as true and in effect;

(i)

Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to each Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing;

(j)	Contracts - Management Agreements – Assignable Charterparty: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrowers:

(i)	the Contracts;

(ii)	the Management Agreements evidencing that each Vessel is managed by the Approved Manager on terms acceptable to the Lender; and

(iii)	the Clearlake Charterparties; and

(k)

Operating Accounts: evidence that the Operating Accounts have been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender.

7.2	Conditions precedent to the making of the Commitment

The obligation of the Lender to make available an Advance (the “Relevant Advance”) is subject to the further condition that the Lender shall have received prior to the relevant Drawdown Date for the Relevant Advance or, where this is not possible, simultaneously with the drawdown of the Relevant Advance or the Drawdown Date of the Relevant Advance:

(a)	Conditions precedent: evidence that the conditions precedent set out in Clause 7.1 (Conditions precedent to the execution of this Agreement) remain fully satisfied;

(b)	Drawdown Notice: the Drawdown Notice for the Relevant Advance duly executed, issued and delivered to the Lender as provided in Clause 2.2 (Drawdown Notice and commitment to borrow);

(c)	Security Documents: each of the following Security Documents duly executed and where appropriate duly registered with the Registry or any other competent authority (as required):

(i)	the relevant Mortgage;

(ii)	the relevant General Assignment;

(iii)	the relevant Approved Manager’s Undertaking;

(iv)	the relevant Charterparty Assignment; and

(v)	duly executed notices of assignment required by the terms and in the forms prescribed by the Security Documents;

(d)

Title and no Security Interests:  evidence that, prior to or simultaneously with the drawdown, the Vessel relative to the Relevant Advance (the “Relevant Vessel”) will be duly registered in the ownership of the Owner thereof with the Registry and under the laws and flag of the Flag State free from any Security Interests save for those in favour of the Lender and otherwise as contemplated herein;

(e)

Insurances: evidence in form and substance satisfactory to the Lender that the Relevant Vessel has been or will – upon Delivery - be insured in accordance with the insurance requirements provided for in this Agreement and the Security Documents, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Relevant Vessel;

(f)	Insurers’ confirmations: all necessary confirmations from the insurers of each Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and - in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other vessels managed by the Approved Manager and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender) an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrowers confirming the adequacy of the Insurances maintained on each Vessel;

(g)	MII & MAPI: the MII and MAPI shall have been effected by the Lender, but at the expense of the Borrowers as provided in Clause 10.9 (MII and MAPI costs);

(h)

Access to class records: due authorisation from the Drawdown Date in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Relevant Vessel, provided however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(i)

Mortgage registration; evidence that the relevant Mortgage on or before the Drawdown Date for the Relevant Advance or, if later, on the Delivery Date of the Relevant Vessel will be registered against the Relevant Vessel through the Registry under the laws and flag of the Flag State;

(j)

Trading certificates: upon issuance, copies of the trading certificates of the Relevant Vessel certified as true and complete by the legal counsel of the Borrowers evidencing the same to be valid and in force;

(k)

Class confirmation:  evidence from the Classification Society that on the relevant Drawdown Date or the Delivery Date of the Relevant Vessel is classed with the class notation (referred to in the Mortgage relative thereto), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;

(m)

Trim and stability booklet:  if so requested by the Lender, an extract of the trim and stability booklet certifying the lightweight of the Relevant Vessel, certified as true and complete by the legal counsel of the Borrowers;

(n)	SMC: a certified copy of the SMC for the Relevant Vessel;

(o)

ISM Code Documentation: copies of such applications for ISM Code Documentation as the Lender may by written notice to the Borrowers have requested not later than five (5) days before the relevant Drawdown Date or immediately after the Delivery Date of the Relevant Vessel certified as true and complete in all material respects by the Borrowers and the Approved Manager;

(p)	ISPS Code compliance:

(i)

evidence satisfactory to the Lender that the Relevant Vessel is subject to a ship security plan which complies with the ISPS Code (such as proof that a security plan has been submitted to the recognized organisation for approval); and

(ii)	a copy, certified as a true and complete copy of the ISSC for the Relevant Vessel delivered to the Lender on the Drawdown Date or immediately after the Delivery Date of the Relevant Vessel;

(r)

Valuation:  charter free valuation of the Relevant Vessel from an Approved Shipbroker, satisfactory to the Lender, to be obtained or approved by the Lender, at the Borrowers’ expense, not earlier than twenty (20) days prior to the expected Drawdown Date, made on the basis and in the manner specified in Clause 8.5(b) (Valuation of Vessels);

(s)	Insurance Letter: the Insurance Letter in respect of the Relevant Vessel duly executed;

(t)

Confirmations from process agents: confirmation from any agents nominated in this Agreement and elsewhere in the other Finance Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(u)

Acknowledgement of Receipt: a receipt in writing of a Drawdown Notice including an acknowledgement and admission of the Borrowers and the Corporate Guarantor to the effect that the Commitment or relevant part thereof (as the case may be) will be drawn by the Borrowers and a declaration by the Borrowers and the Corporate Guarantor that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

(v)

Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clause 6.1(a) (Due Incorporation/Valid Existence) and Clause 6.1(b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal opinion as the Lender at its sole discretion may require;

(w)	Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Flag State of the Relevant Vessel;

(x)

Borrower’s Equity, Contract Price paid: evidence that the Borrower’s Equity payable to the Seller pursuant to the relevant Contract which is not being funded pursuant to this Agreement has been paid by the relevant Borrower to the Seller and evidence that the Contract Price of the Relevant Vessel has been (or upon her delivery will have been paid) in full in accordance with the provisions of the Contract relative thereto);

(y)

Commercial invoice: a commercial invoice or any other similar document addressed by the Builder to the Owner of the Relevant Vessel in respect of the full amount of the Contract Price of the Relevant Vessel;

(z)

Seller’s documents: duly certified copy of the Bill of Sale, Builder’s Certificate, protocol of delivery and acceptance of the Relevant Vessel as well as of all other Seller’s documents, upon her Delivery; and

(aa)	No Security Interests on previous register: evidence that no Security Interests are registered on Delivery against the Relevant Vessel on her previous register (if any).

7.3	No change of circumstances

The obligation of the Lender to make available the Relevant Advance is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Relevant Advance:

(a)	Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance

Documents are true and correct in all material respects on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Event of Default: no Event of Default shall have occurred and be continuing or would result from the drawdown;

(c)

No change:  the Lender shall be satisfied that (i) there has been no change in control directly or indirectly in the ownership, beneficial ownership, or management of either Borrower or any share therein or of either Vessel and (ii) 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) of the shares and 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) the voting rights attaching to those shares and the legal ownership of those shares in each Borrower or, as the case may be, the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender prior to the date of this Agreement and (iii) there has been no Material Adverse Change in the financial condition of any Security Party which (change) might, in the sole opinion of the Lender, be detrimental to the interests of the Lender; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption – Non Availability) has occurred and is continuing.

7.4	Know your customer and money laundering compliance

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown of an Advance, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.9 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrowers and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5	Further documents

Without prejudice to the provisions of this Clause 7 each of the Borrowers hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with within such reasonable timeframes as may be determined by the Lender.

7.6	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes an Advance available to the Borrowers prior to the satisfaction of all or any of the conditions referred to in Clauses 7.1 (Conditions precedent to the execution of this Agreement), 7.2 (Conditions precedent to the making of the Commitment)

and 7.3 (No change of circumstances), each of the Borrowers hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than thirty (30) days after the relevant Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	COVENANTS

8.1	General undertakings

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)

Notice on Material Adverse Change or Default: promptly inform the Lender upon becoming aware of any occurrence which might materially adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b)

Notification of litigation: provide the Lender with details of any legal or administrative action involving either Borrower or the Vessel owned by it, the Earnings or the Insurances in respect of that Vessel, any Security Party or the Approved Manager, as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document, and each Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action;

(c)

Consents and licenses: without prejudice to Clauses 6 (Representations and warranties) and 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents;

(d)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(e)

Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(f)

Financial statements: furnish the Lender with annual financial statements of the Borrowers and the Corporate Guarantor, audited (in the case of the Borrowers only) by the auditors acceptable to the Lender prepared in accordance with generally accepted accounting principles in the United States consistently applied in respect of each Financial Year as soon as practicable but not later than 180 days after the end of the Financial Year to which they relate, commencing with Financial Year ending on 31st December, 2020;

(g)

Provision of further information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition commitments, operations or affairs of the Borrowers and any Security Party  as the Lender from time to time may reasonably require;

(h)

Financial Information: provide the Lender from time to time as the Lender may reasonably request with information on the financial conditions, cash flow position, commitments and operations of the Borrowers including cash flow analysis and voyage accounts of each Vessel with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrowers as to their correctness;

(i)

Information on the employment of the Vessels:  provide the Lender from time to time as the Lender may request with information on the employment of each Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of each Vessel, such information to be certified by one of the directors of the Borrowers as to their correctness;

(j)

Pledged Deposit: procure that within four (4) months after each Drawdown Date and at all times during the remainder of the relevant Security Period, the Borrowers shall deposit and maintain in the Operating Accounts or such other account with such other bank as the Lender may (at its sole discretion) approve (such approval not to be withheld provided that such account is pledged to the Lender on terms substantially the same as the Accounts Pledge Agreement) an amount of Dollars Five hundred thousand ($500,000) per Mortgaged Vessel (which for the purpose of this Agreement shall be called herein the “Pledged Deposit”), which amount will remain pledged in favour of the Lender throughout the remainder of the Facility Period;

(k)

Banking operations: ensure that all banking operations in connection with the Vessels are carried out through the Lending Office of the Lender or such other bank as the Lender (at its sole discretion) may approve;

(l)

Subordination: ensure that all Financial Indebtedness of the Borrowers to their respective shareholders is fully subordinated to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders, all in a form acceptable to the Lender;

(m)	Obligations under Finance Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents;

(n)

Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrowers to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(o)

Compliance with Laws and Regulations: comply, or procure compliance with all laws or regulations relating to it and/or its Vessel, its ownership, operation and management or to the business of such Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(p)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)

without limiting the generality of paragraph (p) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(q)

Registered Office: maintain its registered office at the address referred to in the Recitals; and will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other jurisdiction; and

(r)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents.

8.2	Negative undertakings

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, without the prior written consent of the Lender, it will:

(a)	Negative pledge:

(i)

not permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrowers (or any of them) or any other person other than in the normal course of its business of owning, financing and operating vessels and owning or acquiring ship-owning companies; and

(ii)

from the relevant Delivery Date only, not cease to hold the legal title to, and own the entire beneficial interest in its Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the relevant General Assignment and any other Finance Documents;

(b)

No further Financial Indebtedness: not incur any further Financial Indebtedness (except as permitted under the Finance Documents) nor authorise or accept any capital commitments (other than that normally associated with the day to day operations and trading) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: not merge or consolidate with any other person;

(d)	No disposals:

(i)

except as contemplated by this Agreement, not sell its Vessel (otherwise than as provided in Clause 4.3(b) (Sale or refinancing of a Mortgaged Vessel) or sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrowers) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of operations and trading) whether by one or a series of transactions related or not; and

(ii)

except as contemplated by this Agreement, not transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)

No acquisitions: not acquire any further assets other than its Vessel and rights arising under contracts entered into by or on behalf of that Borrower other than in the ordinary course of its business of owning, operating and chartering its Vessel;

(f)	No other business: not undertake any type of business other than its current business of owning, financing and operating vessels and owning or acquiring ship-owning companies;

(g)	No investments: not make any investments in any person, asset, firm, corporation, joint venture or other entity;

(h)

No other obligations: not incur any liability or obligations except liabilities and obligations arising under the Finance Documents or contracts entered into in the ordinary course of its business of owning, operating, maintaining, repairing and chartering its Vessel (and for the purposes of this Clause 8.2(h) fees to be paid pursuant to the Management Agreement in respect of its Vessel shall be considered as permitted obligations under the Finance Documents);

(i)	No borrowing: not incur any Borrowed Money except for Borrowed Money pursuant to the Finance Documents or in the ordinary course of business of operating, maintaining and repairing a Vessel;

(j)

No repayment of borrowings: not repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Finance Documents or in the ordinary course of business;

(k)

No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds (whether out of the Earnings or out of moneys collected under the relevant General Assignment and/or the other Finance Documents or not) to any person except in connection with the administration of such Borrower and the operation and/or maintenance and/or repair and/or trading of its Vessel;

(l)	No guarantees: not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, in the case of such Borrowers, guarantees or indemnities from time to time required in the ordinary course of its business or by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel;

(m)

No loans:  not make any loans or advances to, including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Manager directly or through the Approved Manager or agree to do so;

(n)

No securities:  not permit any Financial Indebtedness of the Borrowers (or any of them) to any person (other than the Lender) to be guaranteed by any person (save, in the case of either Borrower, for guarantees or indemnities from time to time required in the ordinary course of business or by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel);

(o)

No dividends or distribution: not declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of the shareholders of either Borrower without the prior written consent of the Lender; unless:

(i)	no Event of Default has occurred which is continuing;

(ii)

no Event of Default shall occur as a result of the payment of any dividends or other distribution upon any of the issued shares or disposition, of any of its present or future assets, undertakings, rights or revenues to any of the shareholders of the Borrowers (or either of them) then the Borrowers shall be permitted to declare or pay dividends or distributions without the Lender's prior written consent; and

(iii)

in the case of any dividends or distributions to be paid during a month where there is a Test Date, a valuation of the Vessels has been obtained on the Test Date following the relevant decision of the Borrowers to declare or pay any such dividends or such other distribution, showing that the Security Value is less than the Security Requirement;

(p)	No Subsidiaries: not form or acquire any Subsidiaries;

(q)	No change of business structure: not change the nature, organisation and conduct of its business or carry on any business other than the business carried on at the date of this Agreement;

(r)

No change of legal structure: (such consent not be unreasonably withheld) ensure that none of the documents defining the constitution of such Borrower shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(s)

No Security Interest on assets: other than Permitted Security Interests, not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered;

(t)

No change of control: (such consent not to be unreasonably withheld) ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of any of the Borrowers, the Corporate Guarantor and the Approved Manager or any share therein or either Vessel, as a result of which less than 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) of the shares and 50% (in the case of each Borrower) and 51% (in the case of the Corporate Guarantor) the voting rights attaching to those shares remain in the ultimate legal and beneficial ownership of the Beneficial Shareholder(s) disclosed to the Lender at the negotiation of this Agreement and confirmed in writing on or before the date hereof; and

(u)	No Master Agreement Derivatives: except as permitted under this Agreement, not enter into any transaction in a derivative of any description whatsoever.

8.3	Undertakings concerning the Vessels

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, in respect of each Vessel, throughout the relevant Security Period relating to that Vessel, it will:

(a)

Mortgage: it will execute, and procure the registration of the relevant Mortgage over its Vessel under the laws and flag of the Flag State immediately upon the drawdown of the Advance relating to that Vessel on the relevant Drawdown Date or, as the case may be, the Delivery Date;

(b)	Chartering: not let or agree its Vessel to be let:

(i)	on demise charter for any period; or

(ii)	without the prior written consent of the Lender (such consent not to be unreasonably withheld) by any Assignable Charterparty (other than the Clearlake Charterparty or any Clearlake Sub Charter); or

(iii)	on any charter (other than the Clearlake Charterparty or any Clearlake Sub Charter) on terms whereby more than two (2) months’ hire (or the equivalent) is payable in advance; or

(iv)	otherwise than on bona fide arm’s length terms at the time when its Vessel is fixed; or

(v)	under any pooling or sharing agreement in respect thereof on terms whereby any and all the Earnings of either Vessel are pooled or shared with any other person;

(c)	Laid-up: not de-activate or lay up its Vessel;

(d)

No amendment to Assignable Charterparty: not waive or fail to enforce, any Assignable Charterparty to which it is a party or any of its provisions, and will promptly notify the Lender of any material amendment or supplement to any Assignable Charterparty;

(e)	Approved Manager: not without the prior written consent of the Lender (such consent not to be unreasonably withheld) agree or appoint a manager of either Vessel other than the Approved Manager;

(f)

Ownership/Management/Control: ensure that its Vessel will be registered on the relevant Drawdown Date or, as the case may be, the relevant Delivery Date in the ownership of the Owner thereof under the laws of the Flag State and thereafter ensure that the relevant Vessel will maintain her registration, ownership, management, control and beneficial ownership;

(g)

Class: ensure that its Vessel will remain in class free of overdue recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of its Vessel;

(h)

Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of its Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage/General Assignment and in case of failure to maintain its Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Owner thereof (and in case that its Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrowers which, if paid by the Lender, shall be Expenses; the Lender shall be entitled to obtain an opinion from insurance consultants (appointed by the Lender at the Borrowers’ expense) as to the adequacy of the insurances effected or to be effected in respect of its Vessel, Provided that the opinion provided pursuant to Clause 7 prior to the relevant Drawdown Date shall be at the Borrowers' expenses and Provided that (i) if an Event of Default has occurred and is continuing or (ii) if there has been any material (in the opinion of the Lender) change in the insurance placement within such year or (iii) if there has been a Material Adverse Change of the financial condition of any of the insurers of the relevant Vessel at the Lender’s sole opinion, the Lender shall be entitled to obtain at Borrowers’ expense such opinion from such insurance consultants at any time it deems necessary;

(i)

Transfer/Security Interests:  not without the prior written consent of the Lender agrees its Vessel or any share therein to be sold or otherwise disposed of (unless the Advance relating to its Vessel is prepaid in accordance with Clause 4.3 upon completion of such sale) or create or agree to create or permit to subsist any Security Interest over the Vessels (or either of them) (or any share or interest therein) other than Permitted Security Interests;

(j)

Not imperil Flag, Ownership, Insurances: ensure that its Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of such Vessel or its unencumbered (other than Security Interests in favour of the Lender and Security Interests permitted by this Agreement) ownership or its Insurances;

(k)	Mortgage Covenants: ensure that it always comply with all the covenants provided for in the Mortgage registered over its Vessel;

(l)	No assignment of Earnings: ensure that it will not assign or agree to assign otherwise than to the Lender its Earnings or any part thereof;

(m)	No sharing of Earnings: it will not:

(i)	enter into any agreement or arrangement for the sharing of any of its

Earnings; and/or

(ii)

enter into any agreement or arrangement for the postponement of any date on which any of its Earnings are due or the reduction of the amount of any of its Earnings or otherwise for the release or adverse alteration of any of its rights  to any of its Earnings; and/or

(iii)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any of its Earnings.

(n)	Assignable Charterparty: ensure and procure that in the event of its Vessel being employed under an Assignable Charterparty:

(i)

execute and deliver to the Lender within fifteen (15) days of signing thereof a specific assignment of all its rights, title and interest in and to such charter in the form of a Charterparty Assignment and a notice of such assignment addressed to the relevant charterer;

(ii)

ensure (on a best effort basis) that the relevant charterer agrees to acknowledge to the Lender the specific assignment of such charter by executing an acknowledgement substantially in the form included in the relevant Charterparty Assignment;

(iii)

in the case where such charter is a demise charter, ensure (on a best effort basis) that the relevant charterer shall (1)  comply with all of that Borrower's undertakings with regard to the employment, insurances, operation, repairs and maintenance of its Vessel contained in this Agreement, the relevant Mortgage and the relevant General Assignment and (2) provide (inter alia) an assignment of its interest in the insurances of its Vessel in the form of a tripartite agreement in form and substance acceptable to the Lender, to be made between the Lender, that Borrower and such charterer;

(o)

No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(p)

Vessels’ inspection: permit the Lender (i) by surveyors or other persons appointed by it on its behalf to board its Vessel (and, subject to no Event of Default having occurred and being continuing, no more than once a year (but in any event without interfering with the ordinary trading of its Vessel) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and (ii) at any time by financial or insurance advisors or other persons appointed by the Lender to review the operating and insurance records of its Vessel and the Owner thereof and the costs (as supported by vouchers) of any and all such valuations shall be borne by the Borrowers;

(q)	Trading: use its Vessel only for civil merchant trading;

(r)	Compliance with ISM Code: procure that the Approved Manager and any Operator will:

(i)	will comply with and ensure that its Vessel and any Operator by no later than the relevant Drawdown Date or, as the case may be, the relevant

Delivery Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the relevant Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of either Owner, the Approved Manager’s or an Operator’s DOC or the SMC in respect of its Vessel; and

(iii)

promptly inform the Lender upon the issue to the relevant Owner, the Approved Manager or any Operator of a DOC and to a Vessel of an SMC or the receipt by either Owner, the Approved Manager or any Operator of notification that its application for the same has been realised;

(s)	Compliance with ISPS Code: procure that the Approved Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC in respect of the relevant Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the relevant Vessel; and

(iii)	procure that the relevant Vessel will comply at all times with the ISPS Code;

(t)

Maintenance of legal and beneficial interest in the Vessels:  from the relevant Delivery Date, hold the legal title to, and own the entire beneficial interest in its Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

(u)

Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates  of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim made against any of the Vessels (or any of them), any Relevant Ship and/or their respective Owners as soon as it becomes aware of the same; and

(ii)

upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the relevant Owner’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.

(v)

War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), it will not cause or permit its Vessel to enter or trade to any zone which is declared a war zone by any government or by its Vessel's war risks insurers it has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require.

8.4	Validity of Securities - Earnings - Taxes etc.

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)

Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)

Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of its Vessel shall be paid to its Operating Account or such other account as the Lender may agree (at its sole discretion) and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Operating Account or to such account in the name of such Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)

Taxes:  pay all Taxes, assessments and other governmental charges imposed on the Borrowers (or any of them) when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)

Additional Documents: from time to time and within fifteen (15) days after the request of the Lender, execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

8.5	Secured Value to Security Requirement ratio - Valuation of the Vessels

(a)

Security shortfall-Prepayment of loan: If at any Test Date (as hereinafter defined) during the Facility Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrowers requiring that such deficiency be remedied and then the Borrowers shall (unless the sole cause of such deficiency is the Total Loss of the relevant Vessel and the Owner thereof in full compliance with its obligations in relation to such Total Loss) prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for ten (10) days’ notice) within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value;

(b)

Valuation of Vessels: Each of the Vessels shall, for the purposes of this Clause 8.5, be valued in Dollars three (3) times per year, in March, July and December (each such date herein called a “Test Date”, and at any time that the Lender may reasonably require by two (2) Approved Shipbrokers appointed by or acceptable to the Lender, (such valuations to be addressed to the Lender and made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Assignable Charterparty or other engagement concerning the relevant Vessel. The Lender and the Borrowers agree to accept the average of such two (2) valuations made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of the relevant Vessel at the date of such valuations and that the average of such valuations shall constitute the Market Value of the relevant Vessel for the purposes of this Clause 8.5. The first valuation of the Vessels shall take place on 31st July, 2020.

The value of the relevant Vessel determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrowers and the Lender until such time as any further such valuations shall be obtained.

(c)

Information: The Borrowers undertake to the Lender to provide the Lender and any such Approved Shipbrokers such information concerning the relevant Vessel and its condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)

Costs: All costs in connection with the Lender obtaining any valuation of each of the Vessels referred to in Clause 8.5(b) (Valuation of Vessels), for the purposes of ascertaining the Security Value at any time and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.5 shall be borne by the Borrowers.

8.6	Sanctions

(a)

Without limiting Clause 8.7 (Compliance with laws etc.), each of the Borrowers hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, it shall ensure that none of the Vessels:

(i)	will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	will be used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and/or

(iii)	will be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	Each Borrower shall:

(i)

not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (ii) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)

shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; And

(iii)

procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to any of the Accounts.

8.7	Compliance with laws etc.

Each of the Borrowers shall:

(a)	comply, or procure compliance with all laws or regulations by the relevant Security Party:

(i)	relating to its respective business generally; and

(ii)

relating to its Vessel, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State; and

(iii)	all Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)

without limiting paragraph (a) above, not employ its Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a Material Adverse Effect on any of the Security Parties.

8.8	Know your customer and money laundering compliance

Each of the Borrowers, jointly and severally with the other Borrower, undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify the each of the Borrowers and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

8.9	Master Agreement

(a)

No dealings with Master Agreement: not assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Lender except Designated Transactions pursuant to the Master Agreement and other than on terms and conditions agreed between the Lender and the Borrowers, nor any other agreement or commitment the effect of which is, in the opinion of the Lender, materially to prejudice the hedging of the Borrowers’ interest rate risk effected by the Transactions from time to time entered into between the Borrowers and the Lender; And

(b)	No amendment to Master Agreement: not agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions.

9.	EVENTS OF DEFAULT

9.1	Events

There shall be an Event of Default if:

(a)

Non‑payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within three (3) Banking Days of its falling due); or

(b)

Breach of Insurance: any of the Borrowers fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the Borrowers (unless the Borrowers within 5 Banking Days, arrange and have fully in place insurance covenants satisfying the terms of this Agreement and of the other Finance Documents in substitution for the Insurances which have been cancelled or in respect of which an insurer has disclaimed liability); or

(c)

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than those referred to in Clauses 9.1(a) (Non‑payment) and 9.1(b) (Breach of Insurance) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect; or

(e)

Cross‑default: any Financial Indebtedness of any Security Party (in each case related to an amount exceeding the amount of Eight hundred thousand Dollars ($800,000) is not paid when due (unless contested in good faith) or any Financial Indebtedness of any Security Party becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such Security Party of a voluntary right of prepayment), or the Lender becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any Security Party relating to such Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned, unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any Security Party in respect of such Financial Indebtedness is not honoured when due and called upon; or

(f)

Legal process: any judgment or order made or commenced in good faith by a person against any Security Party relating to an amount exceeding  Eight hundred thousand Dollars ($800,000) is not stayed or complied with within thirty (30) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any Security Party and is not discharged , or bail is lodged in respect thereof, within thirty (30) days; or

(g)

Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)

Reduction or loss of capital: a meeting is convened by any of the Borrowers and the Corporate Guarantor for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital (excluding, share buybacks or return of capital as a dividend); or

(i)

Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution, provided that no Event of Default shall occur under this paragraph (i) if such petition or order or resolution is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement; or

(j)

Administration: any bonafide petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k)

Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any part of the assets of any such Security Party; or

(l)

Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrowers are able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)

Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) (Legal process) to (l) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; and the respective Security Party fails to procure for its release within a period of thirty (30) days (other than any Compulsory Acquisition); or

(p)

Consents:  any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Finance Documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect, provided that no Event of Default shall occur if any of the occurrences above is remedied within ten (10) days; or

(q)

Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(r)	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents; or

(s)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(t)

Arrest: any of the Vessels is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and such Owner shall fail to procure the release of such Vessel within a period of sixty (60) days thereafter; or

(u)

Registration:  the registration of any of the Vessels under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender; if any of Vessels is only provisionally registered on the relevant Drawdown Date or, as the case may be, the relevant Delivery Date and is not permanently registered under the laws and flag of the Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(v)

Unrest: the Flag State of a Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Lender reasonably be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and (b) the relevant Owner has failed within sixty (60) days from receiving notice from the Lender to this effect (which notice shall have been sent following consultation with the Borrowers) to (i) delete the relevant Vessel from its Flag State and (ii) re-register the relevant Vessel under another Flag State approved by the Lender in its sole discretion through a relevant Registry, in each case, at the

Borrowers’ cost and expense; or

(w)

Approved Manager: there occurs, in relation to the Approved Manager any of the events mentioned in Clauses 9.1(e) (Legal process) to (m) (Cessation of business) (inclusive) and the Borrowers fail to appoint a new Approved Manager of their respective Vessels acceptable to the Lender within ten (10) days of becoming aware of the occurrence of such event.

(x)

Environment: any Relevant Party and/or the Approved Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or any of the Vessels or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof could (in the reasonable opinion of the Lender) be expected to have a Material Adverse Effect ; or

(y)

Beneficial Ownership:  there has been a change of control directly or indirectly in the Borrowers (or either of them) or any share therein or of either Vessel as a result of which any of the Borrowers ceases to remain in the control of the Beneficial Shareholders disclosed to the Lender prior to the date of this Agreement or either Vessel ceases to remain 100% owned by the Owner thereof; or

(z)

Change of Management: either Vessel ceases to be managed by the Approved Manager (for any reason other than the reason of a Total Loss or sale of such Vessel) without the approval of the Lender and the Owner thereof fails to provide evidence of upcoming appointment another Approved Manager prior to the termination of the mandate with the previous Approved Manager; or

(aa)	Deviation of Earnings: any Earnings of any of the Vessels are not paid to the relevant Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(bb)	Operating Account: any moneys are withdrawn from the Operating Accounts (or any of them) other than in accordance with Clauses 8.4(b) (Earnings) and 13 (Operating Accounts); or

(cc)

Material events: any other event or events (whether related or not) occurs or circumstance arises which constitutes a Material Adverse Change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of any Security Party) (including any such Material Adverse Change resulting from an Environmental Incident) the effect of which is likely, in the opinion of the Lender, to impair, delay or prevent the due fulfilment by any Security Party of any of its respective obligations or undertakings contained in this Loan Agreement or any of the other Finance Documents and/or materially and adversely to affect the security created by any of the Finance Documents; or

(dd)	Master Agreement:

(i)	an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement; or

(ii)	notice of an Early Termination Date is given by the Lender under section 6(a) of the Master Agreement; or

(iii)	an Early Termination Date (as defined in the Master Agreement) has occurred or been effectively designated under the Master Agreement; or

(iv)	a person entitled to do so gives notice of an Early Termination Date (as defined in the Master Agreement) under section 6(b)(iv) of the Master Agreement; or

(v)	the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason.

9.2	Consequences of Default – Acceleration

The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default:

(a)

by notice to the Borrowers declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)

by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrowers; and/or

(c)

put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of each of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise);

9.3	Multiple notices; action without notice

The Lender may serve notices under sub-Clauses (a) and (b) of Clause 9.2 (Consequences of Default – Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4	Demand basis

If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5	Proof of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error and in absence of willful misconduct).

9.6	Exclusion of Lender’s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of an Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such an Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1	Miscellaneous indemnities

(a)

The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:

(i)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(ii)	the occurrence of any Event of Default which is continuing;

(iii)

any prepayment of the Loan or part thereof being made under Clauses 4.2 (Voluntary Prepayment) and 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel), 8.5(a) (Security shortfall-Prepayment of Loan), Clause 12.1 (Unlawfulness) or Clause 12.5 (Option to prepay) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(iv)

the Commitment not being advanced for any reason (excluding any default by the Lender and any reason specified in Clauses 3.6 (Market disruption – Non Availability), 4.3(a) (Total Loss of a Mortgaged Vessel) or 12.1 (Unlawfulness) after the Drawdown Notice has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

(b)

The Borrowers shall fully indemnify the Lender on its demand, without prejudice to any of its other rights under any of the Finance Documents, in respect of all claims, liabilities, losses or other Expenses which may be made or brought against or sustained or incurred by the Lender, in any country, as a result of or in connection with:

(i)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(ii)	investigating any event which the Lender reasonably believes constitutes an Event of Default; or

(iii)	acting or relying on any notice, request or instruction which the Lender reasonably believes to be genuine, correct and appropriately authorised,

other than claims, liabilities, losses or other Expenses, which are shown to have been directly and mainly caused by the willful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law and any Sanctions.

10.2	Expenses

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Lender on demand:

(a)

Initial and Amendment expenses:  all expenses (including reasonable legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents;

(b)

Enforcement expenses:  all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)

Legal costs:  the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessels or the Finance Documents. The said legal costs shall be due and payable on the Drawdown Date; and

(d)	Other expenses: any and all other Expenses.

10.3	Value Added Tax

All fees and expenses payable pursuant to this Clause 10 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

10.4	Stamp duty etc.

The Borrowers shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrowers to pay such stamp taxes or charges.

10.5	Environmental Indemnity

The Borrowers shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.6	Currency Indemnity

(a)

If any sum due from the Borrowers under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

(b)

For the avoidance of doubt, Clause 10.6(a) does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

10.7	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by such Lender under Clause 12.2 (Increased cost).

10.8	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrowers or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrowers under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.9	MII costs and MAPI costs

The Borrowers shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected (a) a Mortgagee’s Interest Insurance (herein “MII”) and (b) a Mortgagee’s Interest Additional Perils (Pollution) Insurance policy (herein “MAPI”), each of which the Lender may at any time effect for an amount equal to 120% of the Loan and on such terms and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Lender its proportion of premium due in respect of the Vessel(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers.

10.10	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)

Express authority is hereby given by the Borrowers to the Lender to accept all tested or untested communications given by facsimile, or electronic mail or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)

The Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number or electronic address mentioned in Clause 17.1 (Notices) or any other fax or electronic address usually used by it or the Approved Manager and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)

The Borrowers hereby assume full responsibility for the execution of the said notices, requests, instructions or communications and promise and recognise that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications.  It is hereby undertaken by the Borrowers to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

(d)

With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile or electronic mail), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrowers, save in case of Lender’s gross misconduct.

(e)

The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Lender will be indemnified in full pursuant to this Clause save in case of Lender’s gross misconduct.

(f)

The Lender shall have the right to ask the Borrowers to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so.  The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrowers or by any of its authorised representative(s).

(g)

It is undertaken by the Borrowers to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use.  The Borrowers shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrowers to comply with the obligations under this Clause 10.10.

10.11	Electronic communication

Any communication from the Lender made by electronic means will be sent unsecured and without electronic signature, however, the Borrowers may request the Lender at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

(a)

The Borrowers hereby acknowledge and accept the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software.  The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrowers resulting from such unsecured electronic mail communication.

(b)

If the Borrowers (or any of them) or any other Security Party wish to cease all electronic communication, they shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(c)	For as long as electronic communication is an accepted form of communication, the Parties shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them; and

in case electronic communication is sent to recipients with the domain <@loukapartners.gr>, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual e-mail addresses.

10.12	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

10.13	FATCA status

(a)	Subject to Clause 10.13(c) below, each party shall, within ten Banking Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.

(b)

If a party confirms to another party pursuant to Clause 10.13(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 10.13(a)(i) above shall not oblige the Lenders or the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the relevant Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)

If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause10.13(a) above (including, for the avoidance of doubt, where Clause 10.13(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

10.14	Arrangement fee

(a)	Arrangement fee: The Borrowers shall pay to the Lender an arrangement fee in an amount equal to one per cent (1.00%) of the amount of the Commitment payable on the Drawdown Date of Advance A.

(b)

Commitment commission: a commitment commission in respect of each Advance, payable in arrears to the Lender on each Drawdown Date starting from the date of acceptance the Commitment Letter (i.e. 17th  February, 2020) and ending on the last day of the Availability Period for that Advance, at the rate of one per cent (1.00%) per annum on the daily undrawn amount of the Commitment (the “Commitment Commission”)

(c)

Non-refundable: The Arrangement Fee and the Commitment Commission shall be payable by the Borrowers to the Lender irrespective of utilisation/cancellation in part or in whole of the Commitment and/or Contract cancellation or non-Delivery of either Vessel and shall be non-refundable.

11.	SECURITY, APPLICATION, SET-OFF

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrowers shall ensure and procure that the Security Documents are duly executed and, where required, registered in favour of the Lender and ensure that such security consists, on the relevant Drawdown Date, of the Security Documents which are required to be executed on such Drawdown Date.

11.2	Maintenance of Securities

It is hereby undertaken by the Borrowers that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement and/or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrowers, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of Receipts

(a)

Order of application:  Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or pursuant to or by virtue of any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

aa)

Firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Lender under this Agreement, the Master Agreement (in respect of any Designated Transactions) and the other Security Documents other than those amounts referred to at paragraphs bb) and cc) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 11 (Indemnities- Expenses-Fees), 5.1 (Payments – No set-off or counterclaims) or 5.3 (Gross Up) of this Agreement or by the Borrowers or any other Security Party under any corresponding or similar provision in any other Finance Document);

bb)

Secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Lender under this Agreement any of the other Security Documents and the Master Agreement (in respect of any Designated Transactions) (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 9(h) of the Master Agreement (in respect of any Designated Transactions) but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 11.3); and

cc)

Thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(ii)

SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document (in the case of the Master Agreement, in respect of any Transaction) but which the Lender, by notice to the Borrowers and the other Security Parties, states in its opinion will either or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 11.3(a) (Order of application); and

(iii)	THIRD: the surplus (if any), after the full and complete payment of the Outstanding Indebtedness, shall be paid to the Borrowers or to any other person appearing to be entitled to it.

(b)

Notice of variation of order of application:  The Lender may, by notice to the Borrowers and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Lender.

(c)

Effect of variation notice:  The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.

(d)

Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrowers or any other person liable therefor.

(e)

Appropriation rights overridden:  This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

11.4	Set off

(a)

Application of credit balances: Express authority is hereby given by each Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after an Event of Default has occurred and is continuing, and without prior notice to the Borrowers:

(i)

to apply any credit balance standing upon any account of each Borrower with any branch of the Lender (including, without limitation, the Operating Account) and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrowers under this Agreement, the General Assignments and/or any of the other Finance Documents;

(ii)	in the name of each of the Borrowers and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of each Borrower with the Lender; and

for that purpose:

aa)	to break, or alter the maturity of, all or any part of a deposit of the Borrowers (or either of them);

bb)	to convert or translate all or any part of a deposit or other credit balance into Dollars; and

cc)	to enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

(b)

The Borrowers may in their discretion at any time request that the Lender set off any credit balance on the Operating Accounts or other accounts with the Lender (or any Affiliate of the Lender) towards satisfaction of the Outstanding Indebtedness), such prepayment to be made as provided in Clause 4.2 (Voluntary Prepayment).

(k)

Default under the Master Agreement: Without prejudice to its rights hereunder and/or under the Master Agreement, the Lender may at the same time as, or at any time after, any Default under this Agreement or the Borrowers’ default under the Master Agreement, set off any amount due now or in the future from the Borrowers to the Lender under this Agreement against any amount due from the Lender to the Borrowers under the Master Agreement and apply the first amount in discharging the second amount.  The effect of any set off under this Clause 11.4 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

(l)

Rights additional: The rights conferred on the Lender by this Clause 11.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement. Each of the Borrowers acknowledges that the Lender shall be under no obligation to make any payment to the Borrowers (or either of them) under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement).

(b)

Existing rights unaffected: The Lender shall not be obliged to exercise any right given by this Clause; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application. The Lender shall notify the Borrowers forthwith upon the exercise of any right of set‑off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COST, BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement.

12.2	Increased Cost

If the result of any change in, or in the interpretation, implementation or application of, or the introduction of, any law or any regulation after the date of this Agreement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel III Accord or any Basel III Regulation or any subsequent accord, approach or regulation thereto) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law or , is to:

(a)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

(b)

subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(c)	reduce the amount payable or the effective return to the Lender under any of the Finance Documents; and/or

(d)

reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document; and/or

(e)

require the Lender or its holding company to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)

require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.6 (Exception)):

(a)	the Lender shall notify the Borrowers in writing of such event promptly upon its becoming aware of the same; and

(b)

the Borrowers shall on demand pay to the Lender the amount which the Lender specifies (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Mitigation

If circumstances arise which would result in a notification under Clause 12.1 (Unlawfulness) or Clause 12.2 (Increased Cost), then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer all the Lender’s obligations, liabilities and rights under this agreement and the Finance Documents to another office or financial institution not affected by the circumstances, but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.4	Claim for increased cost

The Lender will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.2 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same and the Borrowers shall be allowed to rebut such evidence by any means of evidence save for witness.  A claim under Clause 12.2 (Increased Cost) may be made at any time and must be discharged by the Borrowers within seven (7) days of demand.  It shall not be a defence to a claim by the Lender under this Clause 12.4 that any increased cost or reduction could have been avoided by the Lender.  Any amount due from the Borrowers under Clause 12.2 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.5	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Lender by virtue of Clause 12.2 (Increased Cost), the Borrowers shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Interest Payment Date. Any such notice, once given, shall be irrevocable.

12.6	Exception

Nothing in Clause 12.2 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3 (Gross Up).

12.7	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	OPERATING ACCOUNTS

13.1	General

Each of the Borrowers undertakes with the Lender that it will:

(a)	on or before the Drawdown Date open its Operating Account; and

(b)

procure that all moneys payable to such Borrower in respect of the Earnings of its Vessel shall, unless and until the Lender directs to the contrary pursuant to the relevant General Assignment, be paid to its Operating Account, free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings).

13.2	Application of Earnings

(a)

Subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Operating Accounts save as hereinafter provided. Subject to no Event of Default having occurred and being continuing, all monies paid to the Operating Accounts (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(i)

First: in payment of any arrears of interest due and payable and any and all other sums whatsoever which are then due to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

provided, however, that the Lender shall be entitled to withdraw the required amounts from the Operating Accounts or any time deposit substitute account under the same or different designation by breaking such time deposit in order to effect payment of any amount due under “First” above;

(ii)	Second: in payment of the Operating Expenses; and

(iii)

Third: any credit balance shall be, subject to the provisions of this Agreement and the Accounts Pledge Agreement,  available to the Borrowers to be used for any purpose not inconsistent with the Borrowers’ other obligations under this Agreement;

13.3	Interest

Any amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrowers.

13.4	Drawings from Operating Accounts

Save as provided in Clause 13.2 (Application of Earnings), none of the Borrowers shall be entitled to draw from its Operating Account if an Event of Default has occurred and is continuing.

13.5	Authorisation

For the avoidance of doubt, the Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by each of the Borrowers from time to time to debit the Operating Accounts, without notice to the Borrowers, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 9.2 (Consequences of Default – Acceleration).

13.6	Obligations unaffected

Nothing herein contained shall be deemed to affect:

(a)

the liability and absolute obligation of the Borrowers to pay interest on and to repay the Loan as provided in Clauses 3 (Interest) and 4 (Repayment-Prepayment) or the Swap Exposure as provided in the Master Agreement nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

13.7	Relocation of Operating Accounts

Each of the Borrowers, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of its Operating Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in such Operating Account.

13.8	Application on Event of Default

Upon the occurrence of an Event of Default or at any time thereafter (whether or not notice of default has been given to the Borrowers) when an Event of Default continues the Lender shall be entitled to set off and apply all sums standing to the credit of the Operating Accounts (or any of them) and accrued interest (if any) without notice to the Borrowers in the manner specified in Clause 11.3 (Application of Receipts) (and express and irrevocable authority is hereby given by each of the Borrowers to the Lender so to set off by debiting the Operating Accounts accordingly by the same.

13.9	No Security Interests

The Borrowers hereby jointly and severally covenant with the Lender that the Operating Accounts and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Operating Accounts (or any of them) other than in favour of the Lender as promised herein and in the General Assignments.

13.10	Operation of Operating Accounts

Each Operating Account shall be operated by the relevant Borrower to the degree permitted by this Agreement and the relevant General Assignment in accordance with the

Lender’s usual terms and conditions (full knowledge of which the Borrowers hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrowers).

13.11	Release

Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of any of the Operating Accounts shall be released and paid to the relevant Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrowers and their respective successors and assigns.

14.2	No Assignment by the Borrowers and other Security Parties

Neither the Borrowers nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

14.3	Assignment by the Lender

The Lender may at any time without the consent of the Borrowers but, in the case of (ii), (iii) and (iv) below subject to forty five (45) days prior written notice and consultation with the Borrowers and the other Security Parties, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to:

(i)	another branch, any Subsidiary or Affiliate of or company controlled by, the Lender; or

(ii)

a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security fund, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization; or

(iii)	a capital investment company, hedge fund, financial intermediary or special purpose vehicle associated to any of them; or

(iv)

a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender

(in each case an “Assignee” or a “Transferee”),

Provided in each case that:

aa)

the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby the Assignee or Transferee becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement; and

bb)	the Assignee or Transferee is not a Sanctions Restricted Person; and/or

cc)	the liabilities of the Borrowers under this Agreement and any other Finance Document shall not be increased as a result of such assignment or transfer.

14.4	Participation

Except with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), the Lender may not sub-participate all or any part of its rights and/or obligations under the Finance Documents other than to a person to whom an assignment or transfer is permitted under Clause 14.3 (Assignment by the Lender). For these purposes, sub-participation means funded sub-participation, risk sub-participation and any other arrangement analogous to either a funded sub-participation or a risk sub-participation.

14.5	Cost

Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrowers, in which case any cost arising therefrom shall be for the account of the Borrowers.

14.6	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.6 the Borrowers undertake, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrowers shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), each of the Borrowers hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

14.7	Disclosure of information

The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Lender to keep secret and confidential and shall not, without the consent of the Borrowers, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrowers.

14.8	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrowers and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.9	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving 30-days notice to the Borrowers. The Borrowers will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the Borrowers’ obligations under this Agreement and the other Security Documents and need only provide any such information which any third parties may reasonably require.

14.10	Lending Office

The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.  If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrowers promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence

Time is of the essence as regards every obligation of the Borrowers under this Agreement.

15.2	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

15.3	No implied waivers

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrowers, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents.  No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given.  No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the other Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.5	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6	Amendments

This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.7	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof.  If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Language and genuineness of documents

(a)

Language:  All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the English language (or such other language as the Lender shall agree).

(b)

Certification of documents:  Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or England or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)

Certification of signature:  Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.9	Further assurances

Each of the Borrowers undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.10	Inconsistency of Terms

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.11	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

15.12	Confidentiality

(a)

Each of the parties hereto agree and undertake to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)

The Borrowers acknowledge and accept that the Lender may be required by law or that it may be appropriate for the Lender to disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)

The Borrowers acknowledge and accept that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrowers and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrowers expressly authorise any such disclosure and delivery.

(d)

The Borrowers acknowledge and accept that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)

This Clause 15.12 shall be: (i) in addition to all other duties of confidentiality imposed on the Lender and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the other Finance Documents.

15.13	Personal data

(a)

Process of personal data: Each of the Borrowers hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the Finance Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship.

(b)

Process of personal data to Teiresias: Each of the Borrowers hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Finance Documents, in the Operating Accounts for onwards communication thereof to an inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. Each of the Borrowers is entitled at any relevant time throughout the Facility Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

(c)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

16.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

16.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

16.2	No impairment of Borrowers’ obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	the Lender releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with the other Borrower or other person;

(e)	the release of the other Borrower or any other person under the terms of any composition or arrangement with any creditor thereof;

(f)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower or any other person;

(h)

any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security;

(j)	any insolvency or similar proceedings; or

(k)	any combination of the foregoing.

16.3	Principal debtor

Each Borrower declares that it is and will, throughout the Facility Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

16.4	Subordination

Subject to Clause 16.5 (Borrowers’ required action), during the Facility Period, none of the Borrowers shall:

(a)

claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

16.5	Borrowers’ required action

If during the Facility Period, the Lender, by notice to the Borrowers, requires it to take any action referred to in paragraphs (a) to (d) of Clause 16.4 (Subordination), in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender's notice.

16.6	Deferral of Borrowers' rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the other Borrower; or

(b)	to claim any contribution from the other Borrower in relation to any payment made by it under the Finance Documents.

17.	NOTICES AND COMMUNICATIONS

17.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the other Finance Documents shall:

(a)

be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.10 (Communications Indemnity) and Clause 10.11 (Electronic Communication) by fax or electronic mail;

(b)

be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of fax or electronic mail, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Central Mare Inc.,

1, Vassilissis Sofias Str. & Meg. Alexandrou Str.,

Maroussi, Attica, Greece,

Facsimile No: +30 210 8128320

Attention: Andreas Louka Legal Advisor

E-mail address: louka@loukapartners.com

with copy to:

Mr. Anbu Ramasamy

Gunvor Singapore Pte Ltd

12 Marina Boulevard

#35-03

Marina Bay Financial Centre

Singapore (018982)

Fax: +65 6505 9931

Email: anbu.ramasamy@gunvorgroup.com

and

(ii)	if to be sent to the Lender, to

Alpha Bank A.E.

93 Akti Miaouli

185 38 Piraeus, Greece

Fax No.: +30210 42 90 268

Attention: The Manager

E-mail: shipdivision@alpha.gr

or to such other person, address fax number or electronic address as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, or fax number or electronic address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

17.2	Effective date of notices

Subject to Clauses 17.3 (Service outside business hours) and 17.4 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax or electronic mail shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

17.3	Service outside business hours

However, if under Clause 17.2 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a Banking Day in the place of receipt; or

(b)	on such a Banking Day, but after 5 p.m. local time,

the notice shall (subject to Clause 17.4 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

17.4	Illegible notices

Clauses 17.2 (Effective date of notices) and 17.3 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

17.5	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

17.6	Effect of electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Banking Days' notice.

(b)

Any such electronic communication as specified in paragraph 0(a) above to be made between a Security Party and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph 0(a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Banking Day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 17.6.

18.	LAW AND JURISDICTION

18.1	Governing Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)

For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

18.2	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement and including claims arising out of tort or delict) (a “Dispute”). Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)

This Clause 18.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

18.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law each of the Borrowers irrevocably designates, appoints and empowers Messrs. Top Properties (London) Limited (attention: Mr. Dimosthenis Eleftheriadis) at their office for the time being at 247 Gray’s Inn Road, London WC1X8QZ, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)

each of the Borrowers hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Facility Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, such Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrowers in accordance with Clause 17.1 (Notices); and

(b)	each of the Borrowers hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrowers of the process will not invalidate the proceedings concerned.

18.4	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

18.5	Process Agent (antiklitos) in Greece

Mr. Andreas Louka, an attorney-at-law, c/o Central Mare Inc., of 1, Vassilissis Sofias Str. & Meg. Alexandrou Str. Maroussi, Attica, Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by each of the Borrowers as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent  for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

18.6	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

18.7	Meaning of “proceedings”

In this Clause 18 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

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SCHEDULE 1

Form of Drawdown Notice

(referred to in Clause 2.2)

To:          ALPHA BANK A.E.

93 Akti Miaouli

185 38 Piraeus, Greece

[●] March, 2020

Re:         US$37,660,000 Loan Agreement (the “Loan Agreement”) dated [●] March, 2020 made between (1) the Lender, as lender and (2) (a) California 19 Inc. of the Marshall Islands and California 20 Inc., of the Marshall Islands (the “Borrowers”), as joint and several borrowers.

1.

We refer to the Loan Agreement (terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice) and hereby give you notice that we wish to draw the Commitment as follows:

(i)	Loan: the full amount of the Advance [A/B] in the amount of [US$18,830,000 (Dollars Eighteen million eight hundred thirty thousand)];

(ii)	Drawdown Date: [●] March, 2020;

(iii)	duration of first Interest Period: duration of the first Interest Period in respect of the Loan shall be [●] months; and

(iv)

Payment instructions: [in payment to the Operating Account of [………………..] Borrower for onwards remittance to the Builder’s account as per our instructions under separate cover for the purposes set out in Clause 1.1 (Amount and purpose) of the Loan Agreement].

2.	We confirm, represent and warrant that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default or will result from the borrowing of the Loan;

(ii)

the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)

the borrowing to be effected by the drawing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded;

(iv)

there has been no change in the ownership, management, operations and no Material Adverse Change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement.

3.	This Drawdown Notice cannot be revoked without the prior consent of the Lender.

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 19 INC.	)
of the Marshall Islands,	)
in the presence of:	)
Attorney-in-fact

Witness:
Name:	Aristeidis Vourdas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 20 INC.	)
of the Marshall Islands,	)
in the presence of:	)
Attorney-in-fact

Witness:
Name:	Aristeidis Vourdas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law

Schedule 2

Form of Insurance Letter

To:	[P&I Club] [●] [●]

From:	[●] [●], [●]

[●] 20[●]

Dear Sirs

m.v. “[●]” (the “Vessel”)

We are obtaining loan finance from Alpha Bank A.E. (the “Lender”) secured (inter alia) by a first ship mortgage over the Vessel.  The Vessel's insurances will also be assigned to the Lender.

You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece.  Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.

This letter is governed by, and shall be construed in accordance with, English law.

_____________________________

For and on behalf of

[●]

Schedule 3

Form of Designation Notice

To:	ALPHA BANK A.E., 93, Akti Miaouli, Piraeus, Greece (the “Lender”)

Dated: [●]

Dear Sirs

Re:

Loan agreement dated [●] March, 2020 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (inter alia) (i) ourselves, as joint and several Borrowers, and (ii) the Lender in respect of a term loan facility in an amount of up to US$37,660,000.

We refer to:

2	the Loan Agreement;

3	the Master Agreement dated as of [●] March, 2020 (the “Master Agreement”) made between ourselves and the Lender, as Swap Bank; and

4	a Confirmation delivered pursuant to the Master Agreement and addressed by the Lender to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the other Finance Documents.

Yours faithfully

...............................................................

for and on behalf of

CALIFORNIA 19 INC.

CALIFORNIA 20 INC.

EXECUTION PAGE

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 19 INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

Witness:	/s/ Aristeidis Vourdas
Name:	Aristeidis Vourdas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law

SIGNED by	)
Mr. Andreas Louka and	)
Mrs. Dimitra Karkaletsi	)	/s/ Andreas Louka
for and on behalf of	)	Attorney-in-fact
CALIFORNIA 19 INC.	)
of the Marshall Islands,	)
in the presence of:	)	/s/ Dimitra Karkaletsi
Attorney-in-fact

Witness:	/s/ Aristeidis Vourdas
Name:	Aristeidis Vourdas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law

SIGNED by	)
Mr. Konstantinos Flokos and	)
Mrs. Chrysanthi Papathanasopoulou	)	/s/ Konstantinos Flokos
for and on behalf of	)	Attorney-in-fact
ALPHA BANK A.E.,	)
of Greece,	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Aristeidis Vourdas
Name:	Aristeidis Vourdas
Address:	13 Defteras Merarchias Piraeus, Greece
Occupation:	Attorney-at-Law